Exhibit 10.1

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

FLYING DUTCHMAN REAL ESTATE HOLDINGS, LLC

an Arizona limited liability company

"SELLER"

AND

IIP OPERATING PARTNERSHIP, LP

a Delaware limited partnership

"BUYER"

November 21, 2017

5900 West Greenhouse Drive

Willcox, Arizona

EXHIBITS

Exhibit A	Legal Description of Land
Exhibit B	Seller's Deed
Exhibit C	Bill of Sale
Exhibit D	Certificate of Non-Foreign Status
Exhibit E	Assignment and Assumption of Contracts
Exhibit F	Assignment of Permits, Entitlements and Intangible Property
Exhibit G	General Provisions of Escrow
Exhibit H	Form of Lease

SCHEDULES

1.0	List of Seller's Deliveries
2.0	Environmental Disclosure Statement
3.0	Excluded Property

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

TO:	Pioneer Title Agency, Inc. ("Escrow Agent")

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into and effective as of the 21st day of November, 2017, by and between FLYING DUTCHMAN REAL ESTATE HOLDINGS, LLC, an Arizona limited liability company ("Seller"), and IIP OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Buyer"), each of whom shall sometimes separately be referred to herein as a "Party" and both of whom shall sometimes collectively be referred to herein as the "Parties." This Agreement constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

"Affidavit of Property Value" shall have the meaning given to such term in Section 6.1(g) hereof.

"Affiliate" shall mean, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, the term "control" shall be deemed satisfied to the extent that there exists direct or indirect ownership representing a minimum ten percent (10%) ownership interest.

"Agreement" shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the 21st day of November, 2017, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto.

"ALTA" shall mean American Land Title Association.

"ALTA Extended Coverage Policy" shall have the meaning given such term in Section 8.1(c) hereof.

"Asserted Liability" shall have the meaning given to such term in Section 14.2 hereof.

"Assignment and Assumption of Contracts" shall mean the Assignment and Assumption of Contracts, in the form of Exhibit E attached hereto and incorporated herein by reference.

"Assignment of Permits, Entitlements and Intangible Property" shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit F attached and incorporated herein by reference.

"Assumed Contracts" shall have the meaning given to such term in Section 2.1(d) hereof.

"Bill of Sale" shall mean the Bill of Sale, in the form of Exhibit C attached hereto and incorporated herein by reference.

"Books and Records" shall have the meaning given to such term in Section 2.1(f) hereof.

"Buildings" shall mean the buildings consisting of approximately Three Hundred Fifty-Seven Thousand (357,000) net rentable square feet in the aggregate, together with all related facilities and improvements, located on the Land.

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"Business Day" shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the State of Arizona.

"Buyer" shall mean IIP Operating Partnership, LP, a Delaware limited partnership, its successors and assigns.

"Buyer's Election Not to Terminate" shall have the meaning given to such term in Section 4.3 hereof.

"Buyer's Election to Terminate" shall have the meaning given to such term in Section 4.2 hereof.

"Calendar Day" shall mean any day of the week including a Business Day.

"Cash" shall mean legal tender of the United States of America represented by either: (a) currency; (b) a cashier's or certified check or checks currently dated, payable to Escrow Agent or order, and honored upon presentation for payment; or (c) immediately available funds wire transferred or otherwise deposited into Escrow Agent's account at Escrow Agent's direction.

"Certificate of Non-Foreign Status" shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit D attached hereto and incorporated herein by reference.

"Claims Notice" shall have the meaning given to such term in Section 14.2 hereof.

"Closing" shall have the meaning given to such term in Section 8.4 hereof.

"Closing Date" shall have the meaning given to such term in Section 8.4 hereof.

"Closing Deposit" shall have the meaning given to such term in Section 2.2(c) hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.

"Condemnation Proceeding" shall have the meaning given to such term in Section 8.3(a) hereof.

"Contracts" shall mean all written or oral: (a) insurance, management, leasing, security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto.

"Cure Notice" shall have the meaning given to such term in Section 4.1(b) hereof.

"Delinquent Revenues" shall have the meaning given to such term in Section 11.2(a)(i) hereof.

"Disapproved Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.

"Disapproved Title Exceptions Notice" shall have the meaning given to such term in Section 4.1(b) hereof.

"Eastern Time" shall mean Eastern Standard Time (or Eastern Daylight Savings Time, whichever shall be in effect at the time in question).

"Effective Date" shall mean, provided that this Agreement has been executed and delivered by both Buyer and Seller, the later of (a) the date this Agreement is executed and delivered by Buyer or (b) the date this Agreement is executed and delivered by Seller, as such dates appear after each Party's signature herein below.

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"Environmental Laws" shall mean all present and future federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now or hereafter amended; the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended; the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended; the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended; the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended; the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as now or hereafter amended; the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., as now or hereafter amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq., as now or hereafter amended; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq., as now or hereafter amended; the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., as now or hereafter amended; the Medical Waste Tracking Act, 42 U.S.C. Section 6992, as now or hereafter amended; the Atomic Energy Act of 1985, 42 U.S.C. Section 3011, et seq., as now or hereafter amended; and any similar federal, state or local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto and other state and federal laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.

"Escrow" shall have the meaning given to such term in Article 3 hereof.

"Escrow Agent" shall have the meaning given to such term in the preamble of this Agreement.

“Excluded Property” means Seller's personal property and inventory listed on Schedule 3.0 attached hereto and incorporated herein by reference.

"Financial Statements Covenant" shall have the meaning given to such term in Section 2.2(d) hereof.

"Guarantors" shall mean any Affiliates of Seller, now existing or formed prior to Closing, which conduct business in the cannabis industry in the State of Arizona.

"Guaranty" shall mean the Guaranty in the form attached as Exhibit E to the Lease.

"General Provisions" shall have the meaning given to such term in Article 3 hereof.

"Hazardous Materials" shall mean all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives, other such materials, including, without limitation, substances defined as "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "petroleum substances," or "infectious waste" in any applicable laws or regulations including, without limitation, the Environmental Laws, and any material present on the Real Property that has been shown to have significant adverse effects on human health including, without limitation, radon, pesticides, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum products (including any products or by-products therefrom), lead-based paints and any material containing or constituting any of the foregoing, and any such other substances, materials and wastes which are or become regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current or future federal, state or local laws or regulations.

"Improvements" shall mean all buildings, structures, fixtures, trade fixtures, systems, facilities, machinery, equipment and conduits that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto) and other improvements now or hereafter located on the Land, including, but not limited to the Buildings, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging.

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"Indemnitees" shall have the meaning given to such term in Section 14.1 hereof.

"Independent Consideration" shall have the meaning given to such term in Section 2.2(b) hereof.

"Initial Deposit" shall have the meaning given to such term in Section 2.2(a) hereof.

"Intangible Property" shall have the meaning given to such term in Section 2.1(c) hereof.

"Investigation Period" shall have the meaning given to such term in Section 4.1 hereof.

"Joiner" shall have the meaning given to such term in Section 15.16 hereof.

"Land" shall mean that certain parcel or those parcels of real property located in the City of Willcox, County of Cochise, State of Arizona, the legal description of which is set forth on Exhibit A attached hereto and incorporated herein by reference.

"Lease" shall mean the Lease, in the form of Exhibit H attached hereto and incorporated herein by reference.

"Losses" shall have the meaning given to such term in Section 14.1 hereof.

"Material Loss" shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than One Hundred Thousand Dollars ($100,000.00) (measured by the cost of repair or replacement).

"Monetary Obligations" shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic's liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term "Monetary Obligations" shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives.

"New Title Exceptions" shall have the meaning given to such term in Section 4.1(c) hereof.

"New Title Exceptions Approval Notice" shall have the meaning given to such term in Section 4.1(c) hereof.

"Non-Material Loss" shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than One Hundred Thousand Dollars ($100,000.00) (measured by the cost of repair or replacement).

"Notice" shall have the meaning given to such term in Section 15.2 hereof.

"Notice of Loss" shall have the meaning given to such term in Section 14.2(c) hereof.

"OFAC" shall have the meaning given to such term in Section 9.17 hereof.

"Operating Expenses" shall have the meaning given to such term in Section 11.2(a)(ii) hereof.

"Party" or "Parties" shall have the meaning given to such terms in the Preamble of this Agreement.

"Permits and Entitlements" shall have the meaning given to such term in Section 2.1(e) hereof.

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"Permitted Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.

"Person" shall mean any individual, corporation, partnership, limited liability company or other entity.

"Personal Property" shall have the meaning given to such term in Section 2.1(b) hereof.

"Preliminary Title Report" shall have the meaning given to such term in Section 4.1(b) hereof.

"Property" shall have the meaning given to such term in Section 2.1 hereof.

"Proration Date" shall have the meaning given to such term in Section 11.2(a) hereof.

"Purchase Price" shall have the meaning given to such term in Section 2.2 hereof.

"Real Property" shall have the meaning given to such term in Section 2.1(a) hereof.

"Revenues" shall have the meaning given to such term in Section 11.2(a)(i) hereof.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Seller" shall mean FLYING DUTCHMAN REAL ESTATE HOLDINGS, LLC, an Arizona limited liability company.

"Seller's Deed" shall mean the Special Warranty Deed, in the form of Exhibit B attached hereto and incorporated herein by reference.

"Seller's Deliveries" shall have the meaning given to such term in Section 4.1(a) hereof.

"Survey" shall have the meaning given to such term in Section 4.1(b) hereof.

"Taxes" shall have the meaning given to such term in Section 11.2(a)(iii) hereof.

"Tenant" shall have the meaning given to such term in Section 2.2(d) hereof.

"Title Insurer" shall mean Pioneer Title Agency, Inc.

"Transaction Documents" shall mean Seller's Deed, the Bill of Sale, the Certificate of Non-Foreign Status, the Assignment and Assumption of Contracts, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing.

"Utilities" shall have the meaning given to such term in Section 9.16 hereof.

ARTICLE 2
PURCHASE, PURCHASE PRICE AND PAYMENT

Section 2.1          Purchase and Sale of Property. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the "Property"):

(a)          Real Property. The Land and the Improvements, together with all of Seller's right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry; and (v) all streets, roads, alleys or other public ways adjoining or serving the Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Land, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the "Real Property").

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(b)          Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Assumed Contracts, but excepting therefrom the Excluded Property (collectively, the "Personal Property").

(c)          Intangible Property. All of Seller's right, title and interest in and to all intangible personal property not otherwise described in this Section 2.1 and relating to the Property or the business of owning the Property, including, without limitation: (i) all warranties, guarantees and bonds from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; and (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing same, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Intangible Property").

(d)          Assumed Contracts. All contracts, leases and agreements relating to the business, management and operations of the Property which Buyer has expressly agreed to assume in writing upon the Closing pursuant to a written notice by Buyer delivered to Seller prior to the expiration of the Investigation Period (collectively, the "Assumed Contracts"). In the event Buyer fails to deliver to Seller Buyer's written election to assume one or more of the Contracts pursuant to this Section 2.1(d), such failure shall be deemed to constitute Buyer's election not to assume any of the Contracts.

(e)          Permits and Entitlements. All of Seller's right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property (including but not limited all such rights or approvals necessary and appropriate for the Permitted Use (as defined in the Lease)); (ii) all preliminary and final drawings, renderings, blueprints, plans and specifications (including "as-built" plans and specifications), and tenant improvement plans and specifications for the Improvements (including "as-built" tenant improvement plans and specifications); (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller's Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Permits and Entitlements"). The foregoing notwithstanding, (i) it is the Parties’ understanding that the Permits and Entitlements shall not include, in whole or in part, directly or indirectly, any licenses, approvals or permits owned by Seller or any affiliate or related entity of Seller related in any way to Seller’s business; and (ii) Seller shall have an exclusive license throughout the Term (as defined in the Lease) of the Lease to utilize any Permits and Entitlements related to its continued operation of its business on the Real Property and its rights under the Lease, including, without limitation, the right to make any alterations or improvements to the Real Property and improvements thereon, or to construct additional improvements (subject to the terms and conditions of the Lease).

(f)          Books and Records. All books and records relating to the business of owning, operating, maintaining and/or managing the Property, including, without limitation, all accounting records, financial records, profit and loss statements and/or statements of expenses of incomes and liabilities, and reports of a similar nature and other records related to the Buildings, but excluding any documents or information which are deemed in good faith by Seller to be confidential or proprietary (collectively, the "Books and Records).

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Section 2.2          Purchase Price. The purchase price for the Property ("Purchase Price") shall be the sum of Fifteen Million Dollars ($15,000,000). The Purchase Price shall be payable by Buyer to Seller in accordance with the following terms and conditions:

(a)          Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit into Escrow the sum of Seven Hundred Fifty Thousand Dollars ($750,000), in the form of Cash, which amount shall serve as an earnest money deposit ("Initial Deposit"). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent's control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer's taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the "Initial Deposit" shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent's control.

(b)          Independent Consideration. Concurrently with Buyer's delivery of the Initial Deposit, Buyer shall deposit into Escrow the additional sum of One Hundred Dollars ($100.00) as independent consideration for Seller's execution of this Agreement (the "Independent Consideration"). Such Independent Consideration shall be non-refundable to Buyer under all circumstances, and upon the Closing, the Independent Consideration, together with all interest that accrues on the Independent Consideration while in Escrow Agent's control, shall be applied as a credit towards the payment of the Purchase Price.

(c)          Closing Deposit. The Purchase Price less the Initial Deposit ("Closing Deposit"), shall be paid by Buyer to Escrow Agent, in the form of Cash, pursuant to Section 7.1 hereof, and distributed by Escrow Agent to Seller in accordance with the provisions of Section 12.1(c) hereof.

ARTICLE 3
ESCROW

Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow ("Escrow") with Escrow Agent by: (a) Buyer depositing with Escrow Agent the Initial Deposit; and (b) Seller and Buyer delivering to Escrow Agent fully executed counterpart originals of this Agreement and fully executed counterpart originals of Escrow Agents' general provisions, which are attached hereto as Exhibit G ("General Provisions"). The date of such delivery shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement; provided, however, that neither the General Provisions, nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise.

ARTICLE 4
INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE

Section 4.1          Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:00 p.m. Eastern Time on December 21, 2017 (the "Investigation Period"), Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer's purchase thereof including, without limitation, the matters described in this Section 4.1.

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(a)          Seller's Deliveries. Within three (3) Calendar Days following the Effective Date of this Agreement, Seller, at Seller's expense, shall cause to be delivered to Buyer, to the extent within its possession or reasonable control, true, correct and complete copies of all documents, agreements and other information relating to the Property listed on Schedule 1.0 attached hereto and incorporated herein by reference (collectively, the "Seller's Deliveries"). Seller will promptly deliver to Buyer true, correct and complete copies of any supplements and/or updates of Seller's Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller's Deliveries and all other matters pertaining to the Property and Buyer's acquisition thereof. In this regard, Buyer shall have the right, with Seller being afforded reasonable notice and an opportunity to attend and/or participate, to contact the Seller's management, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller's Deliveries and any and all other matters pertaining to the Property. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Buyer and Buyer’s agents, employees, contractors and consultants may, without providing notice and an opportunity to attend and/or participate, contact governmental agencies and utilities for “over the counter” questions only relating to customary zoning, permit and entitlement information, including, without limitation, requesting such publicly available information that is customarily required to prepare a survey, Phase I environmental assessment and zoning report. Seller agrees to reasonably cooperate with Buyer in connection with Buyer's investigation of Seller's Deliveries and all other matters pertaining to the Property.

(b)          Preliminary Title Report/Survey. On or before (i) the expiration of ten (10) Calendar Days following the Effective Date, Seller shall cause to be delivered to Buyer a current preliminary title report covering the Real Property, together with copies of all documents referred to as exceptions therein ("Preliminary Title Report"), from Title Insurer; and (ii) the Closing Date, Buyer shall cause a current ALTA Survey of the Real Property to be prepared by a surveyor licensed under the laws of the state where the Real Property is located, which ALTA Survey shall be in form and substance reasonably satisfactory to Buyer, and which ALTA survey shall be prepared in accordance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements with such Table A items selected by Buyer and any other standards of Buyer ("Survey"). Not later than 8:00 p.m. Eastern Time on December 17, 2017, Buyer shall have the right to notify Seller in writing ("Disapproved Title Exceptions Notice") of Buyer's disapproval of any matters set forth in the Preliminary Title Report and the Survey ("Disapproved Title Exceptions"). In the event Buyer timely delivers to Seller a Disapproved Title Exceptions Notice, Seller shall have the right, but not the obligation (except with respect to Disapproved Title Exceptions that constitute Monetary Obligations, as set forth below), to agree to cure one or more of the Disapproved Title Exceptions by giving Buyer written notice ("Cure Notice") of such election not later than 8:00 p.m. Eastern Time on December 19, 2017. Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller fails to timely deliver a Cure Notice to Buyer, then Seller shall be deemed to have elected not to cure any of the Disapproved Title Exceptions. A Disapproved Title Exception shall be deemed to have been cured if Seller causes such item to be removed from the record title of the Real Property and not listed as a title exception in Schedule B of the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such Disapproved Title Exception as determined by Buyer in Buyer's sole and absolute discretion.

In the event Seller timely elects (or is deemed to have timely elected) not to cure the Disapproved Title Exceptions, then prior to the expiration of the Investigation Period, Buyer may elect: (i) to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof; or (ii) to not terminate this Agreement and the Escrow pursuant to Section 4.3 hereof, in which case those Disapproved Title Exceptions which are not cured and which are not Monetary Obligations which Seller is obligated to cure on or before the Closing pursuant to Section 5.1(e) hereof, shall be deemed to constitute Permitted Title Exceptions.

Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller elects to cure one or more of the Disapproved Title Exceptions, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure the applicable Disapproved Title Exceptions. In the event Seller: (A) timely elects to cure the Disapproved Title Exceptions; and (B) fails to timely cure any Disapproved Title Exceptions that Seller has elected to cure on or before the Closing Date, then Seller shall be in default under this Agreement and, in such a case, at any time on or before the Closing Date, Buyer may elect to either: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Disapproved Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in the Agreement to the contrary, pursuant to Section 5.1(e) hereof, Seller shall be obligated to cure all Monetary Obligations on or before the Closing.

Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the "Permitted Title Exceptions"):

(i)          Non-delinquent real and personal property taxes and assessments;

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(ii)         The lien of supplemental taxes, if any;

(iii)        Any lien voluntarily imposed by Buyer;

(iv)        The possessory rights of Tenant under the Lease;

(v)         Any matters set forth in the Preliminary Title Report and the Survey that are approved by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(b) hereof; and

(vi)        All New Title Exceptions approved by Buyer pursuant to Section 4.1(c) hereof.

(c)          New Title Exceptions. In the event that prior to the Closing, any new title exceptions are discovered by or revealed to Seller, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report ("New Title Exceptions"), Seller shall deliver written notice to Buyer disclosing the existence of such New Title Exceptions, together with copies of all underlying documents. Each such New Title Exception shall be deemed to constitute a Disapproved Title Exception except to the extent Buyer gives Seller written notice of Buyer's approval ("New Title Exceptions Approval Notice") of one or more New Title Exceptions within five (5) Business Days (but in no event later than the Closing Date, which date shall be extended to allow for delivery of the New Title Exceptions Approval Notice five (5) Business Days prior to Closing) after the date of Buyer's receipt of Seller's written notice of the existence of such New Title Exceptions. In the event Buyer timely delivers to Seller a New Title Exceptions Approval Notice, those New Title Exceptions approved by Buyer pursuant to the New Title Exceptions Approval Notice shall be deemed to constitute Permitted Title Exceptions and the remaining New Title Exceptions shall continue to constitute Disapproved Title Exceptions. Seller shall cause all New Title Exceptions which are not approved by Buyer pursuant to a New Title Exceptions Approval Notice (and which are therefore deemed to constitute Disapproved Title Exceptions) to be cured on or before the last Business Day immediately preceding the Closing Date. A New Title Exception shall be deemed to have been cured if Seller causes such item to be removed from record title to the Real Property and not listed as a title exception in Schedule B of the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such New Title Exception as determined by Buyer in Buyer's sole and absolute discretion.

In the event Seller does not timely cure one or more of those New Title Exceptions which are deemed to constitute Disapproved Title Exceptions, then Buyer may elect, at any time on or before the Closing Date, to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such New Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term "Permitted Title Exceptions" include any Monetary Obligations, and Seller hereby agrees to and shall remove all Monetary Obligations on or before the Closing.

(d)          Physical Inspection. Subject to the limitations set forth in this Section 4.1(d), during the Investigation Period, Buyer shall have the right, at Buyer's expense, to make inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited to, soils and geologic conditions, location of property lines, utility availability and use restrictions, environmental conditions, the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. During the Investigation Period, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any material damage to the Real Property. Buyer shall return and restore the Real Property to substantially its original physical condition immediately prior to such inspections or tests.

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(e)          Investigation of Permits and Entitlements, Contracts, Intangible Property, Personal Property and Other Property. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property and Buyer's acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right, with Seller being afforded reasonable notice and opportunity to attend and participate, to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other matters pertaining thereto.

(f)          Investigation of Seller. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of Seller, including but not limited to discussions with Seller's management, and diligence relating to Seller's financial information, business, prospects, compliance with applicable laws and regulations and any other matters that Buyer, in its sole discretion, deems appropriate.

In the event Buyer disapproves or finds unacceptable, in Buyer's sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period or for any other reason or no reason, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.

Section 4.2          Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer's election to terminate this Agreement and the Escrow ("Buyer's Election to Terminate"), not later than 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period; and/or (b) by failing to timely deliver to Seller Buyer's Election Not to Terminate pursuant to Section 4.3 hereof, which failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow pursuant to this Section 4.2.

Upon any election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer's Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit, together with all interest accrued thereon. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title costs (including cancellation costs) or other cancellation costs in connection therewith shall be borne by Seller.

Section 4.3          Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, on or before 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period, Buyer shall deliver written notice to Seller of Buyer's election not to terminate this Agreement and the Escrow ("Buyer's Election Not to Terminate"). In the event Buyer fails to timely deliver to Seller Buyer's Election Not to Terminate in accordance with the provisions of this Section 4.3, such failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow in accordance with the terms and conditions of Section 4.2 hereof.

Section 4.4          Confidentiality; Public Announcements.

(a)          Buyer's Obligations. Buyer shall treat all of Seller's Deliveries as confidential and proprietary information of Seller. Buyer shall hold such information in confidence and shall not disclose such information or materials to any third-parties other than Title Insurer, Escrow Agent and Buyer's attorneys, employees, agents, consultants, contractors, subcontractors, accountants, investors and lenders as deemed reasonably necessary or appropriate by Buyer in Buyer's discretion, provided Buyer will instruct any such party to hold Seller’s Deliveries as confidential and proprietary information of Seller in accordance with the terms and conditions of this Section 4.4. The covenants of Buyer set forth in this Section 4.4 shall not apply to any confidential information that: (a) is, or subsequently becomes, part of the public domain other than as a result of a breach of this Agreement by Buyer; (b) was communicated to Buyer from other sources at the time of disclosure by Seller to Buyer and such prior knowledge can be reasonably demonstrated by Buyer; and/or (c) is required by law to be disclosed, including applicable securities laws. Nothing contained herein shall preclude Buyer from disclosing all or any portion of such confidential information or materials: (1) pursuant to or in connection with a judicial order, governmental inquiry, subpoena, or other legal process; (2) as necessary or appropriate in connection with, or in order to prevent, an audit; and/or (3) in order to initiate, defend or otherwise pursue legal proceedings between the Parties in connection with this Agreement. The covenants and agreements of Buyer set forth in this Section 4.4(a) hereof shall terminate and no longer be of any force or effect as of the Closing.

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(b)          Public Announcements. Neither Seller, nor any of Seller's Affiliates, successors or assigns, shall make any public announcements regarding the existence of this Agreement, the terms of this Agreement and/or the transactions contemplated herein without the prior written approval of Buyer, which approval may be granted or withheld in the sole and absolute discretion of Buyer. Seller further agrees that (1) Buyer may file this Agreement and other documents evidencing the transactions contemplated herein, including a description of the material terms thereof, with the SEC without the prior approval of Seller, to the extent deemed necessary or advisable in Buyer's reasonable discretion; and (2) Buyer may issue one or more press releases regarding this Agreement and/or the transactions contemplated herein, to the extent deemed advisable in Buyer's reasonable discretion. The covenants and agreements of Seller set forth in this Section 4.4(b) hereof shall survive the Closing indefinitely.

ARTICLE 5
PRE-CLOSING OBLIGATIONS OF SELLER AND BUYER

Section 5.1          Seller's Pre-Closing Obligations. Seller hereby covenants and agrees as follows:

(a)          Operations. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall operate and manage the Real Property substantially in accordance with its customary practices as of the Effective Date.

(b)          Maintenance. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall maintain the Real Property in substantially its present condition as of the Effective Date, subject to normal wear and tear, and Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property.

(c)          Notices/Violations. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all notices and/or other written communications delivered to or received from: (i) any party under any of the Contracts; and/or (ii) any governmental authority. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall deliver to Buyer prompt notice of: (A) the occurrence of any inspections of the Property by any governmental authority; (B) any actual or alleged default by a party to any Contract; (C) any notices of violations of laws, ordinances, orders, directives, regulations or requirements issued by, filed by or served by any governmental agency against or affecting Seller, any Guarantor or any part or aspect of the Property.

(d)          Assumed Contracts. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its material obligations under the Contracts. Furthermore, during the time period commencing upon the date of delivery (or deemed delivery) by Buyer to Seller of Buyer's Election Not to Terminate pursuant to Section 4.3 hereof and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not terminate, amend or modify any of the Assumed Contracts or enter into any new Contract, without the prior written consent of Buyer in each instance, which consent may be granted or withheld in Buyer's sole discretion. Seller agrees that, except for the Assumed Contracts, prior to the Closing, Seller shall be responsible for terminating all Contracts and other obligations (including, but not limited to, any and all management, listing and/or leasing agreements) relating to the maintenance, operation, management and/or leasing of the Property, and Seller shall be liable for any risks, costs and penalties related to such termination.

(e)          Monetary Obligations. Seller shall pay and satisfy in full any and all Monetary Obligations on or before the Closing Date.

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(f)          New Liens, Liabilities or Encumbrances. Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exceptions to title to the Property or amend any existing title exceptions without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer.

(g)          Termination of Negotiations. Seller shall terminate all negotiations with any other Person other than Buyer for the sale or disposition of the Property.

Section 5.2          SEC Requirements. Upon Buyer's written request, for a period of two (2) years following the Closing, Seller shall, upon reasonable notice to Seller, make Seller's Books and Records available to Buyer for inspection, copying and audit by Buyer's designated accountants to enable or assist any of the public reporting entities, or their successors and assigns, to make any necessary or appropriate filings, if, as and when such filing may be required by the SEC or otherwise by applicable law. Furthermore, and without limiting the foregoing, for a period of two (2) years following the Closing, Seller, or, in the event Seller is dissolved, an Affiliate of Seller acceptable to Buyer in Buyer's sole but reasonable discretion, shall execute the form of audit letter from the Buyer's designated accountants, as and when requested by Buyer. For a minimum of thirteen (13) months following the Closing, Seller shall not dissolve or liquidate and shall remain an active entity in good standing in the State of Arizona. The covenants and agreements set forth in this Section 5.2 hereof shall survive the Closing for a period of two (2) years.

ARTICLE 6
SELLER'S DELIVERIES

Section 6.1          Seller's Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent the items described in this Section 6.1.

(a)          Seller's Deed. One (1) original of Seller's Deed, duly executed and acknowledged by Seller. Pursuant to Section 12.1(a) hereof, all documentary transfer tax information shall be affixed to Seller's Deed after recordation.

(b)          Bill of Sale. One (1) original of the Bill of Sale, duly executed by Seller.

(c)          Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller.

(d)          Assignment and Assumption of Contracts. If there are any Assumed Contracts, two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Seller.

(e)          Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller.

(f)           REA Notice. A copy of a letter from Seller to each party to any reciprocal easement and/or other easement or restrictive agreement which effect the Real Property stating that the Real Property has been sold and that all notices under the such agreement relating to the Real Property should now be addressed to Buyer, if any such agreements require such notice.

(g)          Affidavit of Property Value. An Affidavit of Property Value form (the "Affidavit of Property Value"), duly executed and acknowledged by Seller.

(h)          Seller's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, such funds as may be required to: (a) discharge all Monetary Obligations; and (b) pay any amounts required to be paid by Seller in accordance with the provisions of Article 11 hereof, in the form of Cash.

(i)           Seller's Affidavits; Certificates and Evidence of Authority. (a) Any and all affidavits, indemnifications, lien releases and/or waivers and any other written documentation required by the Title Insurer as a condition to the issuance of the ALTA Extended Coverage Policy; and (b) to the extent required by the Title Insurer, Escrow Agent and/or Buyer, as applicable, evidence that Seller and those acting for Seller have due authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement.

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(j)           Seller's Closing Statement. Seller's Closing Statement, duly executed by Seller.

(k)          Additional Documents. Such additional documents, instructions or other items as may be reasonably necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

Section 6.2          Seller's Deliveries to Buyer at Closing. On or before the Closing, Seller shall deliver to Buyer the items described in this Section 6.2.

(a)          Assumed Contracts, Permits and Entitlements and Intangible Property. Originals, or if the originals are not available, copies of all of the Assumed Contracts, Permits and Entitlements and Intangible Property in Seller's possession or control.

(b)          Books and Records. The originals, or if the originals are not available, copies of all of the Books and Records in Seller's possession or control, to the extent not previously delivered by Seller to Buyer.

ARTICLE 7
BUYER'S DELIVERIES

On or before 2:00 p.m. Eastern Time on the Closing Date, Buyer shall deliver to Escrow Agent the items described in this Article 7.

Section 7.1           Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2(c) hereof.

Section 7.2           Assignment and Assumption of Contracts. If there are any Assumed Contracts, two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Buyer.

Section 7.3           Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer.

Section 7.4           Affidavit of Property Value. An Affidavit of Property Value, duly executed and acknowledged by Buyer.

Section 7.5           Buyer's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash.

Section 7.6           Buyer's Closing Statement. Buyer's Closing Statement, duly executed by Buyer.

Section 7.7           Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

ARTICLE 8
CONDITIONS TO CLOSING; CLOSING;
DEFAULT; REMEDIES

Section 8.1          Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer's obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Buyer, in its sole and absolute discretion. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its sole and absolute discretion.

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(a)          Delivery of Items. Seller shall have timely delivered to Escrow Agent all of the items to be delivered by Seller pursuant to Section 6.1 hereof. Seller shall have timely delivered to Buyer all of the items to be delivered by Seller pursuant to Section 6.2 hereof.

(b)          Performance of Obligations. Seller shall have timely performed and satisfied all of the obligations under this Agreement to be performed by Seller prior to the Closing, including, without limitation, all of Seller's obligations under Section 5.1 hereof.

(c)          Title Commitment. Title Insurer is committed to issue an American Land Title Association Owner's Policy of Title Insurance with Extended Coverage (ALTA Form 2006), or its state equivalent, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the "Exclusions from Coverage" of the ALTA Extended Coverage Title Policy; and (ii) the Permitted Title Exceptions, together with such endorsements as may be reasonably requested by Buyer including, without limitation, the following endorsements, as applicable: (i) 3.1 zoning with parking; (ii) comprehensive; (iii) restrictions coverage; (iv) access; (v) survey; (vi) subdivision; (vii) utility facility; (viii) contiguity; (ix) separate tax parcel(s); (x) environmental lien; and (xi) removal of the arbitration clause (collectively, the "ALTA Extended Coverage Policy").

(d)          Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made at the time of the Closing. Without limiting the foregoing, on or before the Closing Date, Seller shall have delivered to Buyer a written certificate, duly executed by Seller, certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing.

(e)          Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Title Exceptions.

(f)           Bankruptcy. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller or any Guarantor under the U.S. Bankruptcy Code or any state law for relief of debtors or which results, or which reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property or in any new liabilities or obligations being imposed upon Buyer or the Property.

(g)          Damage or Destruction. Subject to Section 8.3 hereof, there shall have been no Material Loss.

(h)          Condemnation Proceeding. Subject to Section 8.3 hereof, no Condemnation Proceeding shall have been instituted or be threatened against all or any portion of the Real Property.

(i)           Termination of Contracts. Except for any Assumed Contracts that Buyer has expressly agreed to assume at Closing, all of the Contracts that would be binding on Buyer or the Property following the Closing shall have been terminated effective as of a date not later than the Closing Date, and Seller shall have paid all amounts due under such Contracts up to and through the effective date of termination, including, without limitation, any termination fees or similar payments, and neither Buyer nor the Property shall be bound thereby or have any liability or obligations thereunder.

(j)           Change in Conditions. There shall have been no adverse change with respect to: (i) the ownership, operation or occupancy or the financial or physical condition of the Property or any part thereof (subject to Section 8.3 hereof).

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(k)          No Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted or issued after the expiration of the Investigation Period that would adversely affect Buyer's proposed use or development of the Real Property.

(l)           Seller / Guarantor Condition. From the Effective Date through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a significant adverse effect on the business, financial condition, prospects, assets or results of operations of Seller or any Guarantor.

(m)          Lease Condition. Buyer shall have received the following: (i) the Lease, duly executed by the Tenant; and (ii) a Guaranty, duly executed by each Guarantor.

Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.2          Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Seller, in its sole but reasonable discretion. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion.

(a)          Delivery of Items. Buyer shall have timely delivered to Escrow Agent all of the items to be delivered by Buyer pursuant to Article 7 hereof.

(b)          Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing.

Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2 shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.3          Casualty; Condemnation Proceeding.

(a)          Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which involves any portion of the Real Property ("Condemnation Proceeding"), Seller shall immediately notify Buyer of such Material Loss or Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow pursuant to the terms of Section 8.5(a) hereof; or (ii) accept the Property in its then-existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3. In the event of a Material Loss, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Material Loss. In the event of a Condemnation Proceeding, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller resulting from such Condemnation Proceeding. Buyer's termination right or Buyer's acceptance right shall be exercised by written notice to Seller within thirty (30) Calendar Days (but in no event later than the Closing Date) after Buyer receives written notice from Seller of the occurrence of the Material Loss or Condemnation Proceeding.

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(b)          Non-Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss, Seller shall immediately notify Buyer of such Non-Material Loss and, in such a case, Buyer shall be obligated to purchase the Property (in its then-existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In such a case, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall also be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Non-Material Loss. In the event such Non-Material Loss is not covered by insurance, then Buyer shall be entitled to an offset against the Purchase Price in an amount equivalent to the monetary value of such Non-Material Loss.

Section 8.4          Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer, upon the fifteenth (15th) Calendar Day following the expiration of the Investigation Period (as the same may be extended pursuant to this Agreement or by mutual written agreement of the parties) ("Closing Date").

Section 8.5          Failure of Conditions to Closing; No Default by Seller or Buyer.

(a)          Failure of Buyer's Closing Conditions. In the event one or more of Buyer's conditions to the Closing set forth in Section 8.1 hereof are not satisfied by Seller or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to extend the Closing Date for such period of time as reasonably necessary for Seller to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Seller. If Buyer does not make such election to extend, or if Buyer makes such election but such condition is not satisfied within such extended period, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of such termination to Seller. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern.

(b)          Failure of Seller's Closing Conditions. In the event one or more of Seller's conditions to the Closing set forth in Section 8.2 hereof are not satisfied by Buyer or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to extend the Closing Date for such period of time as reasonably necessary for Buyer to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Buyer. If Seller does not make such election to extend, or if Seller makes such election but such condition is not satisfied within such extended period, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern.

(c)          Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further written authorization or consent from Seller; and (iii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation, title cancellation and other cancellation charges shall be borne equally by Seller and Buyer.

Section 8.6          Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer's termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller's termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement.

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(a)          Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to: (i) terminate this Agreement and the Escrow by giving Seller written notice describing Seller's default and setting forth Buyer's election to immediately terminate this Agreement and the Escrow; or (ii) pursue the equitable remedy of specific performance of this Agreement. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, then Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof. Furthermore, in the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, Seller shall also reimburse and pay to Buyer an amount equal to all costs, fees and expenses (including legal fees and costs), paid or incurred by Buyer in connection with this Agreement (but in no event to exceed Seventy-Five Thousand Dollars ($75,000.00)) and in connection with its investigation of the Property.

(b)          Remedies of Seller. In the event Seller is the non-breaching party, as Seller's sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer's default and setting forth Seller's election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b) after expiration of the Investigation Period, the sole and exclusive remedy of Seller for such breach shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof. Notwithstanding any provision to the contrary set forth in this Agreement, under no circumstance shall Seller be entitled to pursue the equitable remedy of specific performance in the event that Buyer fails to complete the purchase of the Property in accordance with the terms and conditions of this Agreement.

(c)          SELLER'S LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AFTER EXPIRATION OF THE INVESTIGATION PERIOD (OTHER THAN AS A RESULT OF BUYER'S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER'S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER'S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE INITIAL DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER.

/s/ RS	/s/ PS
SELLER'S INITIALS	BUYER'S INITIALS

(d)          Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iii) Escrow Agent shall immediately cause the Initial Deposit and the Independent Consideration to be distributed and paid in accordance with the provisions of this Agreement. The breaching party hereunder shall pay any and all escrow and title cancellation costs incurred in connection herewith.

(e)          Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF SELLER

In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer and shall be true as of the date hereof and as of the Closing:

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Section 9.1          Organization, Power and Authority. Seller is a limited liability company duly organized and validly existing under the laws of the State of Arizona. Seller has all requisite power and authority to own the Property, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite limited liability company, partnership or other action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party.

Section 9.2          No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.

Section 9.3          Non-Foreign Status. Seller is not a "foreign person" as such term is defined in Section 1445 of the Code.

Section 9.4          Litigation and Condemnation. Seller has not received written notice of and, to the best of Seller's knowledge and belief, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including condemnation proceedings) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement.

Section 9.5          Liabilities. Upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to Seller's ownership of the Property prior to the Closing, other than the Permitted Title Exceptions and the Assumed Contracts.

Section 9.6           Fees. There are no impact, mitigation or similar fees owing or payable in connection with the construction, development, installation and/or operation of the Real Property.

Section 9.7          Mechanic's Liens. There are no fees, dues or other charges which are due, owing or unpaid in connection with the construction of or any repairs to the Real Property. There are no pending or threatened claims which may or could ripen with the passage of time into a mechanic's lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property.

Section 9.8          Contracts and Assumed Contracts. All of the Contracts are terminable without penalty upon not more than thirty (30) Calendar Days' notice (other than Contracts that constitute Permitted Title Exceptions). There are no Contracts with any person or entity relating to the Property which must be assumed by Buyer (or which will be deemed assumed by the Buyer upon the Buyer becoming the owner of the Property), other than the Assumed Contracts and Permitted Title Exceptions. The Assumed Contracts, if any, are in full force and effect and constitute valid and enforceable agreements of Seller, free and clear of all liens, charges, encumbrances and adverse claims, and no event has occurred which with the giving of notice or the passage of time or both would result in a default thereunder. Seller has obtained, or on or before the Closing will have obtained, all requisite consents of third parties to the assignment to and assumption by Buyer of the Assumed Contracts.

Section 9.9           Taxes and Assessments. There are no pending or threatened improvements, liens, or special assessments made or to be made against the Property by any governmental authority.

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Section 9.10        Construction and Condition of Improvements. To the best of Seller's knowledge, all of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals and have been completed in a professional and workmanlike manner and are in good operating condition and repair. To the best of Seller's knowledge, all of the heating, ventilation and air conditioning systems, plumbing, fire protection, security and other mechanical and electrical systems of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals, have been completed in a professional and workmanlike manner and are in good operating condition and repair. To the best of Seller's knowledge, there are no latent defects in any of the Improvements, and the structural components, foundations, roofs, walls and fixtures are in good operating condition and repair, and the roofs, foundations and structural components are free from leaks, and the Improvements are free from termite and other infestation. To the best of Seller's knowledge, there are no defects or inadequacies in the Real Property that might adversely affect the insurability of the same or that might cause an increase in the insurance premiums therefor.

Section 9.11       Financial Statements; Books and Records. To the best of Seller’s knowledge, each of the financial statements provided to Buyer pursuant to Section 4.1(a) hereof: (i) is in accord with the Books and Records of Seller, as the case may be; (ii) presents fairly, completely and accurately the results of operations for the respective periods covered thereby; and (iii) is prepared in accordance with generally accepted accounting principles. All of the Books and Records relating to the Property delivered to Buyer fairly, completely and accurately reflect the ownership, operation and occupancy of the Property, all income received and expenses incurred by Seller in connection therewith, and the Seller's financial condition.

Section 9.12       Compliance with Laws. Seller has complied, and is currently in compliance with, all federal (except solely with respect to any federal law that directly conflicts with state and local cannabis laws, regulations and ordinances), state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Real Property, and/or otherwise applicable to Seller, including, without limitation, all laws, regulations and ordinances relating to zoning, planning, land use and building restrictions, construction, Environmental Laws, subdivision, fire, health and safety, disability, alcoholic beverage sales and the cultivation, processing, storing and distributing of cannabis, cannabis-infused products and materials derived from or used in the cultivation, processing, storing and distribution of cannabis. Seller has received no notice of non-compliance, and, to the best of Seller's knowledge, the Real Property is in compliance with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto). Seller has no notice or knowledge that any government agency or any employee or official considers the construction of the Real Property or its operation or use to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. There are no unsatisfied requirements for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or governmental authority. All driveway entrances and exits to the Real Property are permanent and no special access or other permits are required to maintain the same. All existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at the Real Property either enter the Real Property through adjoining public streets, or, if they enter through adjoining private lands, do so in accordance with valid, irrevocable easements running to the benefit of the owner of the Real Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Real Property or its operation.

Section 9.13       Environmental Matters. To the best of Seller's knowledge, and except as may otherwise be disclosed in the reports listed on Schedule 2.0 attached hereto and incorporated herein by reference: (i) the Improvements are free from Hazardous Materials; (ii) the soil, surface water and ground water of, under, on or around the Real Property are free from Hazardous Materials; (iii) the Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, transport or hauling of any Hazardous Material (A) in excess of levels permitted by or (B) in violation of applicable Environmental Laws, nor has the Real Property been used for or in connection with the disposal of any Hazardous Materials; and (iv) the Real Property is now and at all times has been in compliance with all Environmental Laws.

Section 9.14       Permits and Entitlements. Seller has obtained all governmental permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) required for the ownership, operation, maintenance and management of the Property, and all such permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) are in full force and effect and, to the extent the same are material and are not part of the Excluded Property, are transferable to Buyer. Seller has obtained all state and local governmental permits, licenses, approvals and authorizations necessary to cultivate and process cannabis plant parts and resins into products and store the same for transport, and all such permits, licenses, approvals and authorizations are in full force and effect.

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Section 9.15        Dependent Properties. The continued maintenance, occupancy and operation of the Real Property is not now, and on the Closing Date will not be, dependent to any extent on improvements or facilities located at any other property, and the continued maintenance, occupancy and operation of any other property is not dependent to any extent on improvements or facilities located on the Real Property (including, but not limited to, the Improvements or the Personal Property).

Section 9.16        Utilities. To the best of Seller's knowledge, the Real Property has full access rights and is connected to water, sanitary sewer, storm water, gas, electricity, oil, telephone, cable and other utilities required for the ownership, operation and occupancy of the Real Property (collectively, the "Utilities"). To the best of Seller's knowledge and belief, all such Utilities: (i) are installed, connected and are currently in use by Seller on the Real Property; (ii) were constructed and installed in accordance with all applicable codes, laws, ordinances, rules, regulations, permits and approvals; (iii) have been completed in a professional and workmanlike manner and are in good operating condition and repair; and (iv) are sufficient in size and capacity (and pressure, where applicable) to service and accommodate the reasonably expected needs and operations of the Real Property (including but not limited to the Permitted Use as defined in the Lease). To the best of Seller's knowledge and belief, none of the Utilities and/or any of the lines, pipes, conduits, valves, pumps, heads, hoses, tubes, or related equipment or facilities, are located outside the boundaries of the Real Property and/or encroach onto any adjoining real property, or, to the extent that such Utilities and/or any of the lines, pipes, conduits, valves, pumps, heads, hoses, tubes, or related equipment or facilities, are located outside the boundaries of the Real Property and/or encroach onto any adjoining real property, the same do so in accordance with legal, valid and enforceable permanent non-terminable easements, which will inure to the benefit of Buyer, its successors and assigns, as the owner of the Real Property.

Section 9.17        Prohibited Persons and Transactions. Neither Seller, nor any of its affiliates, nor any of their respective members or partners, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 9.18        Integrity of Documents. Seller has furnished to Buyer all items constituting Seller's Deliveries and, to the best of Seller’s knowledge, all of the information contained in Seller's Deliveries is true and correct and contains no misrepresentations or omissions of facts. The information contained in the attached Exhibits and Schedules is true and correct in all respects and contains no misrepresentations or omissions of facts. The representations and warranties of Seller contained in this Agreement are true and correct in all respects and contain no misrepresentations or omissions of facts.

Section 9.19        [Intentionally deleted]

Section 9.20        Options to Purchase; Occupancy Rights. Seller has not previously granted any option to purchase the Property or any right of first refusal or similar rights with respect to the Property, and to the best of Seller's knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence. Seller has not entered into, and has no knowledge, of any lease or similar occupancy agreement with respect to the Real Property that will be binding upon Buyer or the Real Property as of the Closing, except for the Lease to be executed and delivered by Seller pursuant to this Agreement.

Section 9.21        Guarantors. As of the Closing, the Persons that have executed and delivered a Guaranty to Buyer constitute all of the Affiliates of Seller which conduct business in the cannabis industry in the State of Arizona.

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Section 9.22        Survival. The representations and warranties of Seller set forth in Sections 9.1, 9.2 and 9.17 hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing. The representations and warranties of Seller set forth in Sections 9.3 through 9.16, inclusive, and Sections 9.18 through 9.21, inclusive, hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for their breach, shall survive the Closing for a period of twelve (12) months. All claims, whether known or unknown, for breach by Seller of a representation or warranty as set forth in Sections 9.3 through 9.12, inclusive, hereof, must be asserted in writing by Buyer and delivered to Seller on or before the expiration of such twelve (12) month period or otherwise such claims shall be invalid and of no force or effect and Seller shall have no liability with respect thereto.

Section 9.23        Seller's Representations and Warranties; Reimbursement for Due Diligence Costs. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Buyer's obligation to close. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing and Seller had no knowledge of such inaccuracy when the representation or warranty was made (or when deemed remade at Closing) or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Buyer may, upon being notified in writing by Seller of such occurrence on or prior to Closing, either: (a) terminate this Agreement and Escrow pursuant to the provisions of Section 8.5(a) hereof; or (b) waive such matter and proceed to Closing. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing, and Seller had knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when deemed remade at Closing, Buyer may either: (i) terminate this Agreement pursuant to the provisions of Section 8.6(a) and recover from Seller all of Buyer's actual out-of-pocket legal and due diligence costs incurred in connection with this Agreement and its review of the Property; or (ii) waive such matter and proceed to Closing.

ARTICLE 10
REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS OF BUYER

Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing.

Section 10.1        Organization, Power and Authority. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Subject only to obtaining certain internal approvals on or before the expiration of the Investigation Period, (a) Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and (b) all requisite corporate or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party.

Section 10.2        No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer's organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.

Section 10.3        Survival. The representations, warranties, covenants and agreements contained in this Agreement by Buyer are true, correct and complete and shall be deemed remade by Buyer as of the Closing, with the same force and effect as if made at that time. All representations, warranties, covenants and agreements of Buyer contained in this Article 10, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing for a period of twelve (12) months. All claims, whether known or unknown, for breach by Buyer of a representation or warranty as set forth in this Article 10 must be asserted in writing by Seller and delivered to Buyer on or before the expiration of such twelve (12) month period or otherwise such claims shall be invalid and of no force or effect and Buyer shall have no liability with respect thereto.

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ARTICLE 11
COSTS, EXPENSES AND PRORATIONS

Section 11.1        Costs and Expenses.

(a)          Seller. Seller shall pay: (i) all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller's Deed; (ii) the cost for the ALTA Extended Coverage Policy and any endorsements thereto requested by Buyer; (iii) the cost of the Survey; (iv) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (v) Seller's share of prorations; and (vi) Seller's attorneys' fees.

(b)          Buyer. Buyer shall pay: (i) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (ii) Buyer's share of prorations; and (iii) Buyer's attorneys' fees.

Section 11.2        Prorations, Costs and Expenses. Seller acknowledges and agrees that Seller will be responsible for paying, directly or indirectly as the parent entity of the tenant under the Lease, all expenses arising out of the Property subsequent to Closing. Accordingly, the parties agree that there will be no prorations at Closing.

ARTICLE 12
ACTIONS TO BE TAKEN AT THE CLOSING

Section 12.1        Actions by Escrow Agent. In connection with the Closing, Escrow Agent shall take the following actions:

(a)          Recording. Escrow Agent shall cause the Seller's Deed (with documentary transfer tax information to be affixed after recording) to be recorded in the Official Records of Cochise County, State of Arizona, and obtain a conformed copy thereof for distribution to Seller and Buyer:

(b)          Title Policy. Escrow Agent shall direct Title Insurer to issue the ALTA Extended Coverage Title Policy to Buyer.

(c)          Distribution of Funds. Escrow Agent shall disburse the balance of the Purchase Price deposited with Escrow Agent as follows: (i) first, deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof; (ii) second, deduct, pay and satisfy all Monetary Obligations against the Real Property; (iii) third, if, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges; and (iv) fourth, disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing. All disbursements by Escrow Agent shall be by wire transfer of immediately available funds to the designated account of the receiving party or shall be by certified or cashier's check of Escrow Agent, as may be directed by the receiving party.

(d)          Distribution of Documents to Seller. Disburse to Seller: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller's Deed; and (iii) any other documents deposited into Escrow by Seller.

(e)          Distribution of Documents to Buyer. Disburse to Buyer: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) a copy of all other documents deposited into Escrow by Buyer.

ARTICLE 13
BROKERS

Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder's fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be.

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ARTICLE 14
INDEMNIFICATION

Section 14.1        Indemnification by Seller. Seller hereby agrees to and shall reimburse, indemnify, defend (at Buyer's option and with counsel reasonably acceptable to Buyer) and hold harmless Buyer and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Indemnitees"), from and against any and all claims, liabilities, causes of action, losses, costs, damages, attorneys' fees, judgments and/or expenses ("Losses"), arising out of, or relating to, the following matters: (a) the breach by Seller of any of the representations, warranties and/or covenants made by Seller in or under this Agreement or any of the Transaction Documents; (b) the breach or default in the performance by Seller of any of the covenants or obligations to be performed by Seller under this Agreement or the Transaction Documents; and (c) any claims, liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, arising out of or relating to, Seller's previous ownership, management and/or operation of the Property.

Section 14.2        Notice and Opportunity to Defend.

(a)          Notice of Asserted Liability. Following the receipt by one or more of the Indemnitees of written notice of any claims, liabilities, causes of action or any other circumstances that would give rise to a claim for reimbursement or indemnification pursuant to Section 14.1 of this Agreement ("Asserted Liability"), Indemnitees shall give written notice thereof to Seller ("Claims Notice").

Following the receipt of a Claims Notice, and without in any way limiting or reducing the obligations of Seller pursuant to Section 14.1 hereof, Seller shall defend (at Buyer's option and with counsel reasonably acceptable to Buyer) and satisfy such Asserted Liability. All costs, fees and expenses incurred in connection with the defense and satisfaction of such Asserted Liability shall be borne by and be the sole responsibility of Seller.

(b)          Opportunity to Defend. Without in any way limiting or reducing the obligations of Seller pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitees may elect to defend (by their own counsel), compromise and/or satisfy any Asserted Liability. Without in any way limiting or reducing the obligations of Seller pursuant to Section 14.1 or Section 14.2(a) hereof, if Indemnitees elect to defend (by their own counsel), compromise and/or satisfy such Asserted Liability, Indemnitees shall notify Seller of Indemnitees' intent to do so, and Seller shall cooperate in the defense, compromise and satisfaction of such Asserted Liability. All costs, fees and expenses incurred in connection with the defense, compromise and satisfaction of any such Asserted Liability shall be borne by and shall be the responsibility of Seller. Furthermore, and without limiting the obligations of Seller pursuant to Section 14.1 or Section 14.2(a) hereof, Seller shall reimburse Indemnitees for all Losses incurred by Indemnitees in connection with any such Asserted Liability.

(c)          Timing for Payment. In the event Indemnitees incur any Losses which were not otherwise paid or satisfied by Seller pursuant to this Agreement, Indemnitees shall deliver written notice to Seller advising Seller that Indemnitees have incurred such Losses ("Notice of Loss"). The Notice of Loss shall include an itemization of all of the Losses which Seller is required to pay pursuant to and in accordance with the terms and provisions of this Agreement. Within thirty (30) calendar days after the date of receipt by Seller of the Notice of Loss, Seller shall pay to Indemnitees the aggregate amount of the Losses described in such Notice of Loss. In the event Seller fails to timely pay to Indemnitees the aggregate amount of such Losses, any and all unpaid amounts shall bear interest at the greater of: (a) eighteen percent (18%) per annum; or (b) the maximum rate of interest allowable under applicable law, which interest, in either case, shall be deemed to accrue effective as of the date such payment was originally due.

ARTICLE 15
MISCELLANEOUS

Section 15.1        Assignment. No assignment of this Agreement or Buyer's rights or obligations hereunder shall be made by Buyer without first having obtained Seller's written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to a subsidiary of Buyer without the prior written consent of Seller. Buyer shall notify Seller of any such permitted assignment no later than three (3) Business Days prior to the Closing Date. Upon any such assignment, Buyer shall be fully released and discharged from any and all liabilities and obligations under this Agreement as of the Closing.

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Section 15.2        Notices. Except as otherwise stated in this Agreement, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) Business Day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) Business Day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be addressed to the Parties at the following addresses:

(i)	Seller's Address. If to Seller, at the following address:

FLYING DUTCHMAN REAL ESTATE HOLDINGS, LLC

7201 E. Camelback Road, Suite 350

Scottsdale, AZ 85251

Attn: Monica Morales, Corporate Director of Operations

Telephone:

Email:

With a copy to:

Dickinson Wright PLLC

1850 N. Central Ave., Suite 1400

Phoenix, AZ 85004

Attn: Ronald N. Hatcher

Telephone:

Email:

(ii)	Buyer's Address. If to Buyer, at the following address:

IIP Operating Partnership, LP

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Attn: Brian Wolfe, General Counsel

Telephone:

Email:

With a copy to:

Foley & Lardner LLP

3579 Valley Centre Drive, Suite 300

San Diego, CA 92130

Attn: Kelly C. Spicher, Esq.

Telephone:

Email:

Either Party may, by notice to the other given pursuant to this Section 15.2, specify additional or different addresses for notice purposes. The Parties agree that the attorney for a Party listed above shall have the authority to deliver notices on such Party's behalf.

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Section 15.3        Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, are intended by the Parties to be the final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects.

Section 15.4        Amendment. No provision of this Agreement may be modified, amended, or supplemented except by an agreement in writing signed by Buyer and Seller.

Section 15.5        Severability. Any provision of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Agreement shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

Section 15.6        Remedies. No waiver of any term, covenant or condition of this Agreement shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Agreement. Except as expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Agreement or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

Section 15.7        Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

Section 15.8        Attorneys' Fees. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses incurred in connection with this Agreement and such Party's performance under this Agreement, provided, that if either Party commences an action, proceeding, demand, claim, action, cause of action or suit against the other Party arising out of or in connection with this Agreement, then the substantially prevailing Party shall be reimbursed by the other Party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing Party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

Section 15.9        Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without regard to Arizona's conflict of law principles. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the County of Maricopa, State of Arizona.

Section 15.10      Waiver of Jury Trial. To the extent permitted by applicable laws, the Parties waive trial by jury in any action, proceeding or counterclaim brought by the other Party hereto related to matters arising out of or in any way connected with this Agreement.

Section 15.11      No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights.

Section 15.12     Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the Parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this Section 15.12 shall in any way alter the provisions of this Agreement restricting assignment.

25

Section 15.13      Time of the Essence. Time is of the essence with respect to the performance of every provision in this Agreement.

Section 15.14      Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely.

Section 15.15      Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

Section 15.16     Joint Liability. If more than one person or entity executes this Agreement as Seller, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Agreement to be kept, observed or performed by Seller, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Seller, and (b) the term "Seller" as used in this Agreement shall mean and include each of them, jointly and severally. Furthermore, all of the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in this Agreement and in the Transaction Documents shall be deemed to be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and The Pharm, LLC (the "Joiner"), and may be enforced against either of them, concurrently and successively, in such order as Buyer may determine.

Section 15.17      Construction. Buyer and Seller have each participated in the drafting and negotiation of this Agreement, and the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Buyer or Seller.

Section 15.18      Independent Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations under this Agreement are independent and shall not be conditioned upon performance by Buyer.

Section 15.19      Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

Section 15.20      Covenant and Condition. Each provision of this Agreement performable by Seller shall be deemed both a covenant and a condition.

Section 15.21      Reasonable Consent. Whenever consent or approval of either Party is required pursuant to this Agreement, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Agreement.

Section 15.22      Prior Confidentiality Agreement. The confidentiality agreement executed between Seller and Innovative Industrial Properties, Inc., the sole general partner of Buyer, on August 24, 2017 shall terminate, in addition to all of such parties' respective rights and obligations contained therein, upon the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

26

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth opposite each Party's name below.

SELLER:	FLYING DUTCHMAN REAL ESTATE HOLDINGS, LLC,
an Arizona limited liability company

By:	/s/ Randy Smith
Name: Randy Smith
Title: Manager

BUYER:	IIP OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	/s/ Paul E. Smithers
Name: Paul E. Smithers
Title: CEO

27

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) establish the Escrow and be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated: November 21, 2017

PIONEER TITLE AGENCY, INC.

By:	/s/ Kimberly Lockhart
Title: Escrow Officer

28

JOINERS' SEPARATE UNDERTAKING

Pursuant to Section 15.16 of the foregoing Agreement, for value received, the undersigned, The Pharm, LLC, an Arizona limited liability company, hereby acknowledges and agrees that the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in the foregoing Agreement and in the Transaction Documents (as defined in the foregoing Agreement) shall be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and of the undersigned, and may be enforced against Seller and/or the undersigned, concurrently or successively, in such order as Buyer may determine.

The undersigned shall continue to be liable pursuant to this undertaking and the provisions hereof shall remain in full force and effect notwithstanding any modifications or amendment of the foregoing Agreement or the Transaction Documents or any other act, omission or conditions which might in any manner or to any extent vary the risk to the undersigned or might otherwise operate as a discharge or release of a guarantor or surety under any applicable law. The undersigned hereby fully and completely waives, releases and relinquishes (i) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (ii) any and all other defenses and rights arising under applicable law, to the extent waivable; (iii) any and all benefits of any right of discharge under any and all statues or laws relating to a guarantor or surety, and (iv) any defense based upon the impairment, modification, change, release, discharge or limitation of the liability of Seller in bankruptcy, or resulting from or pursuant to, the application of the bankruptcy or insolvency laws of or any decision of any court of the United States or any state thereof. For the avoidance of doubt, the terms and conditions of this Joiner's Separate Undertaking shall survive the Closing.

THE PHARM, LLC

/s/ Randy Smith
Name: Randy Smith
Title: CEO

29

EXHIBIT A

LEGAL DESCRIPTION OF LAND

PARCEL I:

That portion of the North half of Section 20, Township 12, South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, State of Arizona, more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line thereof, South 00°00’00” West, (Northward, record) 193.20 feet to a spike and brass disc stamped RLS 51967 in pavement; thence along the South line of land described in deed recorded in Document No. 0505-17131, South 89°53’40” East, (Westward, record), 50.00 feet to a ½” rebar with plastic cap stamped RLS 51967, and TRUE POINT OF BEGINNING; thence continuing South 89°53’40” East, 236.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 00°00’00” West, (Northwest, record) 40.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’22” East, 264.65 feet, (Westward, 264.80 feet, record) to a 1.5” aluminum cap stamped RLS 13569; thence along the East line thereof, North 00°04’40” East, 233.22 feet (Southward, 233.20 feet, record) to a ½” rebar with brass disc stamped RLS 24525 on the North line of said North half; thence along said North line, South 89°53’40” East, 277.17 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 103.15 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 851.64 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 146.13 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 701.93 feet to a 2.5” GLO brass capped monument at the North quarter corner of said Section 20; thence along the East line of the Northwest quarter of said Section 20, South 00°02’11” East, 1305.03 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said East line, North 89°53’40” West, 1942.00 feet to a ½” rebar with plastic cap stamped RLS 16116, at the Southeast corner of a 6.07 acre parcel of land shown on recorded Survey Map Book 41, page 57; thence along the East line there, North 00°00’23” East, 445.11 feet (North 00°03’39” East, 445.00 feet, record) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57; thence along the North line thereof, North 89°55’10” West, 640.25 feet, (South 89°50’31” East, 640.00 feet) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57, on the East right-of-way line of Fort Grant Road; thence North 00°01’58” East, 667.00 feet to the TRUE POINT OF BEGINNING; EXCEPT ½ of all oil, gas and mineral rights as reserved in Deed recorded in Docket 58, page 385, records of Cochise County, Arizona; and EXCEPT one-half of mineral rights as reserved in Deed recorded in Docket 1194, page 94, records of Cochise County, Arizona.

PARCEL II:

A 60.00 foot wide access and utilities easement over, under and across a portion of the North half of Section 20, Township 12 South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, Arizona the centerline of which is more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line there of South 00°00’00” West, a distance of 1,334.66 feet; thence leaving the West line, South 89°51’50” East, a distance of 50.00 feet to a point on the East right of way line of Fort Grant Road, according to record Document No. 9705-11508, and TRUE POINT OF BEGINNING; thence leaving said right-of-way line, South 89°51’50” East, 639.75 feet; thence South 89°53’40” East, 1,067.05 feet to the POINT OF TERMINUS; The sidelines shall be foreshortened or lengthened to terminate Westerly on a line bearing North 00°00’00” East through said true point of beginning, and Easterly on a line bearing South 00°00’00” East through said point of terminus; EXCEPT any portion lying within Parcel I herein.

A-1

EXHIBIT B

SELLER'S DEED

(see attached)

B-1

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL
DEED AND TAX STATEMENTS TO:

SPECIAL WARRANTY DEED

FOR THE CONSIDERATION OF TEN DOLLARS, and other valuable consideration, receipt of which is hereby acknowledged, ___________________________ (“Grantor”), hereby grants and conveys to _______________________________, that certain real property located in the County of __________, State of Arizona and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”), together with all rights, privileges, easements and appurtenances held by Grantor appertaining to the Property. Grantor hereby binds itself to warrant and defend the title as against all acts of Grantor herein and against no other, SUBJECT TO real estate taxes for the current and subsequent years, special assessments not yet due and payable as of the date of closing, and all matters of public record, including conditions, covenants and easements of record, and zoning laws and ordinances.

[SIGNATURE PAGE TO FOLLOW]

B-2

IN WITNESS WHEREOF, Grantor has caused its duly authorized representative to execute this instrument as of the date hereinafter written.

DATED: ____________, 2017

GRANTOR:

[___________________________________]

By:
Name:
Title:

STATE OF ARIZONA	)
)
COUNTY OF ___________	)

On ________________, 2017, before me, ______________________________ a Notary Public in and for said state, personally appeared _______________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

B-3

EXHIBIT A
TO SPECIAL WARRANTY DEED

LEGAL DESCRIPTION OF REAL PROPERTY

PARCEL I:

That portion of the North half of Section 20, Township 12, South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, State of Arizona, more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line thereof, South 00°00’00” West, (Northward, record) 193.20 feet to a spike and brass disc stamped RLS 51967 in pavement; thence along the South line of land described in deed recorded in Document No. 0505-17131, South 89°53’40” East, (Westward, record), 50.00 feet to a ½” rebar with plastic cap stamped RLS 51967, and TRUE POINT OF BEGINNING; thence continuing South 89°53’40” East, 236.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 00°00’00” West, (Northwest, record) 40.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’22” East, 264.65 feet, (Westward, 264.80 feet, record) to a 1.5” aluminum cap stamped RLS 13569; thence along the East line thereof, North 00°04’40” East, 233.22 feet (Southward, 233.20 feet, record) to a ½” rebar with brass disc stamped RLS 24525 on the North line of said North half; thence along said North line, South 89°53’40” East, 277.17 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 103.15 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 851.64 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 146.13 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 701.93 feet to a 2.5” GLO brass capped monument at the North quarter corner of said Section 20; thence along the East line of the Northwest quarter of said Section 20, South 00°02’11” East, 1305.03 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said East line, North 89°53’40” West, 1942.00 feet to a ½” rebar with plastic cap stamped RLS 16116, at the Southeast corner of a 6.07 acre parcel of land shown on recorded Survey Map Book 41, page 57; thence along the East line there, North 00°00’23” East, 445.11 feet (North 00°03’39” East, 445.00 feet, record) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57; thence along the North line thereof, North 89°55’10” West, 640.25 feet, (South 89°50’31” East, 640.00 feet) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57, on the East right-of-way line of Fort Grant Road; thence North 00°01’58” East, 667.00 feet to the TRUE POINT OF BEGINNING; EXCEPT ½ of all oil, gas and mineral rights as reserved in Deed recorded in Docket 58, page 385, records of Cochise County, Arizona; and EXCEPT one-half of mineral rights as reserved in Deed recorded in Docket 1194, page 94, records of Cochise County, Arizona.

PARCEL II:

A 60.00 foot wide access and utilities easement over, under and across a portion of the North half of Section 20, Township 12 South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, Arizona the centerline of which is more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line there of South 00°00’00” West, a distance of 1,334.66 feet; thence leaving the West line, South 89°51’50” East, a distance of 50.00 feet to a point on the East right of way line of Fort Grant Road, according to record Document No. 9705-11508, and TRUE POINT OF BEGINNING; thence leaving said right-of-way line, South 89°51’50” East, 639.75 feet; thence South 89°53’40” East, 1,067.05 feet to the POINT OF TERMINUS; The sidelines shall be foreshortened or lengthened to terminate Westerly on a line bearing North 00°00’00” East through said true point of beginning, and Easterly on a line bearing South 00°00’00” East through said point of terminus; EXCEPT any portion lying within Parcel I herein.

ADDRESS:	5900 West Greenhouse Drive
Willcox, Arizona

B-4

EXHIBIT C

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ___________________________, a ________________ ("Grantor"), hereby sells, conveys, transfers and releases to ____________________, a __________________ ("Grantee"), the personal property more particularly described in Exhibit 1 attached hereto and incorporated herein by this reference, and all other tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property more particularly described in Exhibit 2 attached hereto and incorporated herein by this reference.

This Bill of Sale is being entered into pursuant to and in accordance with that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated effective November 21, 2017, as amended and assigned, by and between Grantor, as "Seller," and Grantee, as "Buyer" ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meaning given to such terms in the Purchase Agreement.

EXECUTED and to be made effective as of the date of the Closing, as said term is defined in the Purchase Agreement.

GRANTOR:

By	EXHIBIT – DO NOT SIGN

Title

C-1

Exhibit 1

To Bill of Sale

Personal Property

All fixtures, trade fixtures, vehicles, machinery, appliances, tools, signs, equipment, systems, telephone equipment and systems, computer equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, inventories, supplies and all other items of tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property described in Exhibit 2 to this Bill of Sale, but specifically excluding the Excluded Property.

C-2

Exhibit 2
To Bill of Sale

Legal Description of Real Property

PARCEL I:

That portion of the North half of Section 20, Township 12, South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, State of Arizona, more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line thereof, South 00°00’00” West, (Northward, record) 193.20 feet to a spike and brass disc stamped RLS 51967 in pavement; thence along the South line of land described in deed recorded in Document No. 0505-17131, South 89°53’40” East, (Westward, record), 50.00 feet to a ½” rebar with plastic cap stamped RLS 51967, and TRUE POINT OF BEGINNING; thence continuing South 89°53’40” East, 236.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 00°00’00” West, (Northwest, record) 40.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’22” East, 264.65 feet, (Westward, 264.80 feet, record) to a 1.5” aluminum cap stamped RLS 13569; thence along the East line thereof, North 00°04’40” East, 233.22 feet (Southward, 233.20 feet, record) to a ½” rebar with brass disc stamped RLS 24525 on the North line of said North half; thence along said North line, South 89°53’40” East, 277.17 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 103.15 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 851.64 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 146.13 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 701.93 feet to a 2.5” GLO brass capped monument at the North quarter corner of said Section 20; thence along the East line of the Northwest quarter of said Section 20, South 00°02’11” East, 1305.03 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said East line, North 89°53’40” West, 1942.00 feet to a ½” rebar with plastic cap stamped RLS 16116, at the Southeast corner of a 6.07 acre parcel of land shown on recorded Survey Map Book 41, page 57; thence along the East line there, North 00°00’23” East, 445.11 feet (North 00°03’39” East, 445.00 feet, record) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57; thence along the North line thereof, North 89°55’10” West, 640.25 feet, (South 89°50’31” East, 640.00 feet) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57, on the East right-of-way line of Fort Grant Road; thence North 00°01’58” East, 667.00 feet to the TRUE POINT OF BEGINNING; EXCEPT ½ of all oil, gas and mineral rights as reserved in Deed recorded in Docket 58, page 385, records of Cochise County, Arizona; and EXCEPT one-half of mineral rights as reserved in Deed recorded in Docket 1194, page 94, records of Cochise County, Arizona.

PARCEL II:

A 60.00 foot wide access and utilities easement over, under and across a portion of the North half of Section 20, Township 12 South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, Arizona the centerline of which is more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line there of South 00°00’00” West, a distance of 1,334.66 feet; thence leaving the West line, South 89°51’50” East, a distance of 50.00 feet to a point on the East right of way line of Fort Grant Road, according to record Document No. 9705-11508, and TRUE POINT OF BEGINNING; thence leaving said right-of-way line, South 89°51’50” East, 639.75 feet; thence South 89°53’40” East, 1,067.05 feet to the POINT OF TERMINUS; The sidelines shall be foreshortened or lengthened to terminate Westerly on a line bearing North 00°00’00” East through said true point of beginning, and Easterly on a line bearing South 00°00’00” East through said point of terminus; EXCEPT any portion lying within Parcel I herein.

C-3

exhibit d

CERTIFICATE OF NON-FOREIGN STATUS

The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows:

1.          That the undersigned, _________________________ ("Transferor"), is duly authorized to execute this Certificate and Affidavit;

2.          That Transferor's principal place of business is __________________________;

3.          That Transferor is not a "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate," as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), and Regulations promulgated thereunder, and is not otherwise a "foreign person," as defined in Section 1445 of the Code;

4.          That Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

5.          That Transferor's United States taxpayer identification number is:____________;

6.          That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property described on Exhibit 1 attached hereto and incorporated herein by reference, by Transferor to _____________ ("Transferee"), which sale constitutes the disposition by Transferor of a United States real property interest, for the purposes of establishing that Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition; and

7.          That the undersigned acknowledges that this Certificate and Affidavit may be disclosed to the Internal Revenue Service and other applicable governmental agencies by Transferee, that this Certificate and Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined the foregoing Certificate and Affidavit and I hereby certify that it is true, correct and complete.

TRANSFEROR:

By	EXHIBIT – DO NOT SIGN

Title

[INSERT NOTARY]

D-1

Exhibit 1
To Certificate of Non-Foreign Status

Legal Description of Real Property

PARCEL I:

That portion of the North half of Section 20, Township 12, South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, State of Arizona, more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line thereof, South 00°00’00” West, (Northward, record) 193.20 feet to a spike and brass disc stamped RLS 51967 in pavement; thence along the South line of land described in deed recorded in Document No. 0505-17131, South 89°53’40” East, (Westward, record), 50.00 feet to a ½” rebar with plastic cap stamped RLS 51967, and TRUE POINT OF BEGINNING; thence continuing South 89°53’40” East, 236.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 00°00’00” West, (Northwest, record) 40.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’22” East, 264.65 feet, (Westward, 264.80 feet, record) to a 1.5” aluminum cap stamped RLS 13569; thence along the East line thereof, North 00°04’40” East, 233.22 feet (Southward, 233.20 feet, record) to a ½” rebar with brass disc stamped RLS 24525 on the North line of said North half; thence along said North line, South 89°53’40” East, 277.17 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 103.15 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 851.64 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 146.13 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 701.93 feet to a 2.5” GLO brass capped monument at the North quarter corner of said Section 20; thence along the East line of the Northwest quarter of said Section 20, South 00°02’11” East, 1305.03 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said East line, North 89°53’40” West, 1942.00 feet to a ½” rebar with plastic cap stamped RLS 16116, at the Southeast corner of a 6.07 acre parcel of land shown on recorded Survey Map Book 41, page 57; thence along the East line there, North 00°00’23” East, 445.11 feet (North 00°03’39” East, 445.00 feet, record) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57; thence along the North line thereof, North 89°55’10” West, 640.25 feet, (South 89°50’31” East, 640.00 feet) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57, on the East right-of-way line of Fort Grant Road; thence North 00°01’58” East, 667.00 feet to the TRUE POINT OF BEGINNING; EXCEPT ½ of all oil, gas and mineral rights as reserved in Deed recorded in Docket 58, page 385, records of Cochise County, Arizona; and EXCEPT one-half of mineral rights as reserved in Deed recorded in Docket 1194, page 94, records of Cochise County, Arizona.

PARCEL II:

A 60.00 foot wide access and utilities easement over, under and across a portion of the North half of Section 20, Township 12 South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, Arizona the centerline of which is more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line there of South 00°00’00” West, a distance of 1,334.66 feet; thence leaving the West line, South 89°51’50” East, a distance of 50.00 feet to a point on the East right of way line of Fort Grant Road, according to record Document No. 9705-11508, and TRUE POINT OF BEGINNING; thence leaving said right-of-way line, South 89°51’50” East, 639.75 feet; thence South 89°53’40” East, 1,067.05 feet to the POINT OF TERMINUS; The sidelines shall be foreshortened or lengthened to terminate Westerly on a line bearing North 00°00’00” East through said true point of beginning, and Easterly on a line bearing South 00°00’00” East through said point of terminus; EXCEPT any portion lying within Parcel I herein.

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EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS ("Assignment") is made and dated for reference purposes as of ____________, 20___, by and between ____________________________________ ("Assignor") and _________________________ ("Assignee"), both of whom may be referred to herein as the "Parties."

RECITALS

A.           Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of November 21, 2017, as amended and assigned (the "Purchase Agreement"). Capitalized terms used in this Assignment without definition shall have the meaning given to such terms in the Purchase Agreement.

B.           This Assignment is made pursuant to, as required by, and subject to the terms and conditions of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.          Assignment of Contracts. Effective as of the Closing, Assignor hereby assigns, transfers and sets over to Assignee all of Assignor's right, title and interest, in, to and under the contracts and agreements listed or described on Exhibit 1 attached hereto and incorporated herein by reference (the "Assumed Contracts").

2.          Assumption of Obligations. Effective as of the Closing, Assignee hereby assumes and agrees to perform all of the obligations, terms and covenants of Assignor under each of the Assumed Contracts, which obligations, terms and covenants accrue on or after the Closing.

3.          Indemnification by Assignor. Assignor hereby agrees to reimburse, indemnify, defend and hold harmless Assignee, and its officers, directors, shareholders, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue prior to the Closing.

4.          Indemnification by Assignee. Assignee hereby agrees to reimburse, indemnify, defend and hold harmless Assignor, and its partners, affiliates, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue on or after the Closing.

5.          Governing Law. This Assignment shall be governed by the laws of the State of Arizona. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Maricopa, State of Arizona.

6.          Binding Effect. This Assignment and the provisions contained herein shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

7.          Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom.

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8.          Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

9.          Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

By	EXHIBIT – DO NOT SIGN

Title

ASSIGNEE:

By	EXHIBIT – DO NOT SIGN

Title

E-2

Exhibit 1
To Assignment and Assumption of Contracts

Assumed Contracts

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EXHIBIT F

ASSIGNMENT OF PERMITS, ENTITLEMENTS
AND INTANGIBLE PROPERTY

THIS ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY (the "Assignment") is made and dated for reference purposes as of ______________, 20__ and is entered into by ______________________ ("Assignor") in favor of ____________________________ ("Assignee").

RECITALS

A.           Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated November 21, 2017, as amended and assigned ("Purchase Agreement"). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property and the Permits and Entitlements.

2.          Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

3.          Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom.

4.          Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of Arizona. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Maricopa, State of Arizona.

5.          Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

6.          Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

By	EXHIBIT - DO NOT SIGN

Title

ASSIGNEE:

By	EXHIBIT - DO NOT SIGN

Title

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EXHIBIT G

GENERAL PROVISIONS OF ESCROW

THESE GENERAL PROVISIONS OF ESCROW ("General Provisions"), are being entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated _____________, 20___, by and between _____________________________, as the "Seller,", and ___________________________________, as the "Buyer," as the same may be amended from time to time ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

THE PARTIES UNDERSTAND AND ACKNOWLEDGE:

1.          Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow accounts in a federally insured financial institution ("Depositories"). All disbursements shall be made by Escrow Agent's check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement.

2.          Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories ("Collateral Benefits"). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Initial Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Initial Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits.

3.          Miscellaneous Fees. Escrow Agent may incur certain additional costs on behalf of the parties for services performed by third party providers. The fees charged by Escrow Agent for such services shall not include a mark up or premium over the direct cost of such services.

4.          Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement.

5.          Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency time periods between the Parties.

6.          Reports. As an accommodation, Escrow Agent may agree to transmit orders for inspection, termite, disclosure and other reports if requested, in writing or orally, by the parties or their agents. Escrow Agent shall deliver copies of any such reports as directed. Escrow Agent is not responsible for reviewing such reports or advising the parties of the content of the same.

7.          Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the ALTA Extended Coverage Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller.

8.          Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Initial Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer (regardless of who made demand therefor), Escrow Agent may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto. If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney's fees and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent.

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9.          Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow.

10.         Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.

11.         Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

12.         Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING.

13.         Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller's social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service. Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies the accuracy of such information to Escrow Agent.

14.         Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern.

15.         Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement.

SELLER:

By	EXHIBIT – DO NOT SIGN

Title

Date: _____________, 20__

BUYER:

By	EXHIBIT – DO NOT SIGN

Title

Date: ______________, 20__

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ESCROW AGENT:

By:	EXHIBIT – DO NOT SIGN

Title:

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EXHIBIT H

FORM OF LEASE

LEASE

DATED

[___________] [___], 2017

by and between

IIP-[________] LLC,

a Delaware limited liability company

and

GREEN THUMB MANAGEMENT, LLC,

an Arizona limited liability company

LEASE AGREEMENT

This Lease Agreement (this "Lease"), dated [______________], 2017 (the "Execution Date"), is made between IIP-[______] LLC, a Delaware limited liability company ("Landlord"), and GREEN THUMB MANAGEMENT, LLC, an Arizona limited liability company ("Tenant").

RECITALS

A.           WHEREAS, concurrent with the execution of this Lease, Landlord closed on the purchase of certain real property (the "Property") and the improvements on the Property located at 5900 West Greenhouse Drive, Willcox, Arizona, including the building(s) located thereon (individually and collectively, the "Building" and, together with the Property, the "Project"), pursuant to that certain Purchase and Sale Agreement, dated November 21, 2017 (the "Purchase Agreement"), by and between Landlord and Tenant; and

B.           WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below; and

C.           WHEREAS, each of [_______], a [_______] and [_______], a [_______] ("Guarantor")1, is an affiliate of Tenant that is deriving a benefit from Landlord and Tenant entering into this Lease, and has agreed to enter into a guaranty in the form attached as Exhibit D hereto (the "Guaranty"), without which Landlord would not agree to enter into this Lease.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises shown on Exhibit A attached hereto, including shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements and appurtenances related thereto (including the Building), for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the "Premises").

2.           Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.          The monthly Base Rent for the first twelve (12) months of the Term of the Lease shall be equal to Two Hundred Ten Thousand Dollars ($210,000), subject to subsequent adjustment under this Lease.

2.2.          Security Deposit: Six Hundred Thirty Thousand Dollars ($630,000).

2.3.          "Permitted Use": Agricultural growth and processing of agricultural materials, including cannabis, industrial and office space, in accordance with current zoning for the Premises and in conformity with all Applicable Laws (as defined below). The Permitted Use shall include the cultivation and processing of cannabis plant parts and resins into products, and the storage of same for transport, and such other related use or uses permitted under Applicable Laws.

2.4.          Address for Rent Payment:             IIP-[_______] LLC

[Bank Name]

[Bank Address]

ABA#: [_______]

Account#: [_______]

1 Insert any affiliate entities of Tenant which are in existence as of the Execution Date and which conduct business in the cannabis industry in the state of Arizona.

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2.5.       Address for Notices to Landlord:

IIP-[______] LLC

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Attn: General Counsel

2.6.       Address for Notices and Invoices to Tenant:

Green Thumb Management, LLC

[_______]

[_______]

Attn: [_______]

2.7.       The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A              Premises

Exhibit B              Tenant's Personal Property

Exhibit C              Form of Estoppel Certificate

Exhibit D              Form of Guaranty

Exhibit E              Work Letter

Exhibit E-1           Tenant Work Insurance Requirements

3.             Term and Extension Options.

3.1.        Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") shall commence on [________], 20172 (the "Commencement Date") and end on [_______], 20323, subject to extension or earlier termination of this Lease as provided herein.

3.2.        Options to Extend Term. Tenant shall have two (2) options (each an "Extension Option") to extend the Term of this Lease for a period of five (5) years each (each an "Extension Period"), on the same terms and conditions in effect under this Lease immediately prior to the commencement of the Extension Period, except that (a) Tenant shall have no further right to extend the Term of this Lease after the second Extension Period, (b) the Base Rent payable during the Extension Period shall be an amount equal to One Hundred Three and One-Quarter Percent (103.25%) of the Base Rent in effect immediately prior to the Extension Period, and such Base Rent shall thereafter be subject to an annual upward adjustment of three and one-quarter percent (3.25%) of the then-current Base Rent commencing on the first annual anniversary of the commencement of the Extension Period and on every successive annual anniversary for the duration of the Extension Period.

3.2.1.          If Tenant exercises an Extension Option, such Extension Option shall apply to the entire Premises (and no less than the entire Premises). Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the "Extension Notice") not later than six (6) months prior to the commencement date of the Extension Period. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period.

2 The Closing Date under the Purchase Agreement.

3 The date that is 180 months from the Commencement Date.

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3.2.2.          Notwithstanding the foregoing, Tenant shall not have the right to exercise an Extension Option (i) during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord's reasonable satisfaction; (ii) at any time after any Default (provided, however, that, for purposes of this Section 3.2, Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or (iii) in the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times during the six (6)-month period immediately prior to the date that Tenant intends to exercise an Extension Option, whether or not Tenant has cured such defaults.

3.2.3.          If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 3.2, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have assigned or transferred any interest in this Lease or sublet any part of the Premises (other than in the case of a Permitted Transfer as set forth in Section 16.8 below), then immediately upon such termination, assignment, transfer or sublease, the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 3.2.

3.2.4.          The Extension Options are conditioned upon each Guarantor executing an amendment to such Guarantor's Guaranty that explicitly extends such Guarantor's obligations so that each Guarantor guarantees Tenant's Lease obligations incurred pursuant to Tenant's timely and proper exercise of an Extension Option. Notwithstanding anything in this Lease or the applicable Guaranty to the contrary, Landlord agrees to execute a commercially reasonable form of subordination agreement that subordinates Landlord's rights under a Guaranty to an institutional lender’s or third party financing source’s rights with respect to a contemplated financing by the applicable Guarantor, provided that the following conditions are satisfied: 1) the subordination of the Guaranty is a requirement of the lender or other third party financing source to provide the financing to the Guarantor; and 2) at the time of Landlord's execution of such subordination agreement, (a) neither Tenant nor any Guarantor is then in default of its obligations under the Lease or any Guaranty; and (b) neither Tenant nor any Guarantor has defaulted on its obligations under either the Lease or any Guaranty more than two (2) times during the immediately prior six (6) month period.

4.             Possession.

4.1.        Possession. Tenant hereby acknowledges that immediately prior to the Commencement Date, Tenant was in possession of the Premises, and is familiar with the condition thereof and accepts the Premises in its "as is" condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises. Tenant's continued occupancy and possession of the Premises following the Closing (as defined in the Purchase Agreement) shall conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

4.2.        NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES "AS IS" AND "WHERE IS," AND WITH ALL FAULTS, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PREMISES, THE INCOME OR EXPENSES FROM OR OF THE PREMISES, OR THE COMPLIANCE OF THE PREMISES WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY WITH RESPECT TO THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PREMISES TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS.

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4.3.        Holding Over.

4.3.1.          If, with Landlord's prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month-to-month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent, as adjusted in accordance with Section 6, (b) Additional Rent, and (c) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

4.3.2.          If Tenant retains possession of any portion of the Premises after the Term without Landlord's prior written consent, then (a) Tenant shall be a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the monthly Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

4.3.3.          Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease. The foregoing provisions of this Section 4 are in addition to and do not affect Landlord's right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws. The provisions of this Section 4 shall survive the expiration or earlier termination of this Lease.

5.             Tenant Improvements.

5.1.        Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the "Work Letter") at a cost to Landlord not to exceed Three Million Dollars ($3,000,000.00) (the "TI Allowance"). The TI Allowance may be applied to the costs of (a) construction, (b) third-party costs incurred in project review by Landlord, which costs shall not exceed Ten Thousand Dollars ($10,000), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party's commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (m) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (n) payments to Tenant or any affiliates of Tenant, (o) the purchase of any furniture, personal property or other non-building system equipment, (p) costs resulting from any default by Tenant of its obligations under this Lease or (q) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

5.2.        Tenant shall have until [_____], 2030 to request disbursement for the final installment of the TI Allowance, and may request no more than six (6) disbursements of the TI Allowance, with each disbursement (other than the final disbursement) being no less than Five Hundred Thousand Dollars ($500,000.00). Landlord's obligation to disburse any of the TI Allowance shall be conditional upon Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter. In addition, Landlord's obligation to disburse any of the TI Allowance in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) shall be conditioned upon the satisfaction of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease.

4 24 months prior to expiration of the initial Term.

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6.            Rent.

6.1.          Rent. Base Rent and Additional Rent (as defined below) shall together be denominated "Rent." Rent shall be paid by ACH, wire transfer or check (but in no event may Rent be payable in cash) to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

6.2.          Base Rent. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Commencement Date, the sums set forth in Section 2, subject to the rental adjustments provided in Section 6.5. Base Rent shall be paid in equal monthly installments, subject to the rental adjustments provided in Section 6.5, each in advance on, or before, the first day of each and every calendar month during the Term; provided that, so long as Tenant is not in default of its obligations under this Lease, (a) Fifty-Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($58,333.33) of the monthly Base Rent shall be abated for each month, or portion thereof, until March 31, 2018, and (b) Thirty-Five Thousand Dollars ($35,000.00) of the monthly Base Rent shall be abated for each month, or portion thereof, until the earlier to occur of (i) the date that Landlord disburses any portion of the TI Allowance to Tenant in accordance with Section 5 and (ii) the date that is three (3) months after the Commencement Date.

6.3.          Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as additional rent ("Additional Rent") at times hereinafter specified in this Lease (a) amounts related to Operating Expenses and Taxes (each as defined below), unless paid directly by Tenant to third parties to whom such amounts are owed, (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord (whether or not such amounts are referred to herein as "Additional Rent"), including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

6.3.1.          Operating Expenses. Tenant will pay directly all Operating Expenses of the Premises in a timely manner and prior to delinquency, unless otherwise specified herein that Landlord shall pay directly such Operating Expenses and receive reimbursement from Tenant. In the event that Tenant fails to pay any Operating Expense within ten (10) days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant, or at Landlord's option and upon written notice to Tenant, may be deducted from the Security Deposit. "Operating Expenses" means all costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Premises including, but not limited to: insurance, maintenance, repair and replacement of the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; building personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Premises; and fees for required licenses and permits.

6.3.2.          Taxes. Tenant will promptly pay to Landlord upon Landlord's written request the amount of all Taxes levied and assessed for any such year upon the Premises. "Taxes" means any and all real estate taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary or extraordinary, that Landlord shall pay or accrue (without regard to any different fiscal year used by such governmental authority) that are levied in respect of the Premises, or in respect of any improvement, fixture, equipment or other property of Landlord, real or personal, located at the Premises, or used in connection with the operation of the Premises, and all fees, expenses, and costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining to the Taxes. Taxes shall not include Landlord's corporate franchise taxes, estate taxes, inheritance taxes or federal or state income taxes.

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6.3.3.          Estimated Costs. If and to the extent applicable, within sixty (60) days after the Commencement Date, and within sixty (60) days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of the cost of Taxes and Operating Expenses payable by Landlord. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the cost of Taxes and Operating Expenses paid or payable by Landlord (the "Annual Statement"), and Tenant shall pay to Landlord the cost incurred by Landlord in excess of the payments made by Tenant within ten (10) days of receipt of such Annual Statement. In the event that the payments made by Tenant to Landlord for the estimated Taxes and Operating Expenses exceed the aggregate amount set forth in the Annual Statement, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall accompany said statement with the amount due Tenant.

6.3.4.          Tenant’s Right to Audit.  For a period of ninety (90) days following Tenant’s receipt of Landlord’s Annual Statement, Tenant shall have the right to have an independent public accounting firm, hired by Tenant on an hourly basis and not on a contingent-fee basis, audit, inspect and copy the books and records of Landlord with respect to any Taxes and Operating Expenses passed through to Tenant as reflected in such Annual Statement, upon ten (10) business days advanced written notice by Tenant to Landlord. Landlord shall reasonably cooperate with Tenant by providing Tenant reasonable access to its books and records during normal business hours, at Landlord's offices, for this purpose. If the results of the audit show any overcharge to Tenant, Landlord shall credit or refund to Tenant any overage of such items as discovered by the audit within thirty (30) days of completion of such audit. In addition, if the results of the audit show an overcharge to Tenant of more than ten percent (10%) of the actual amount owed by Tenant, then, as Tenant’s sole and exclusive remedy for such overcharge to Tenant, Landlord shall pay the reasonable costs of such audit within thirty (30) days of completion of such audit and receipt of reasonable documentation from Tenant evidencing the cost of such audit. In the event such audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay Landlord the amount of such undercharge within thirty (30) days of completion of such audit and Tenant shall bear the cost of such audit. Tenant shall be solely responsible for the cost of the any such audit in all other events.

6.3.5.          Property Management Fee. Tenant shall pay to Landlord on, or before, the first day of each calendar month of the Term, as Additional Rent, the Property Management Fee. The "Property Management Fee" shall equal one and one-half percent (1.5%) of the then-current Base Rent due from Tenant. Tenant shall pay the Property Management Fee with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent or any other Rent with respect to any such period or portion thereof.

6.3.6.          Absolute Net Lease. This Lease shall be deemed and construed to be an "absolute net lease" and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Tenant shall, at Tenant's sole cost and expense, maintain the landscaping and parking lot, and make all additional repairs and alterations as required to maintain the Premises consistent with industry best practices.

6.4.         Security Deposit. On or before the Execution Date of this Lease, Tenant shall deposit with Landlord the sum in cash set forth in Section 2.2 (the "Security Deposit"), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. If Tenant defaults with respect to any provision of this Lease, then without notice to Tenant, Landlord may (but shall not be required to) apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. If any portion of the Security Deposit is so used or applied, then Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 6.4, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 6.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

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6.5.          Base Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of three and one-quarter percent (3.25%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first annual anniversary of the Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

6.6.          No Discharge of Rent Obligations. Tenant's obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant's use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant's obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant's obligations with respect to any other period. Except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder.

7.            Use.

7.1.          Use. Tenant shall use the Premises solely for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall comply, and cause Tenant Parties to comply, with all Applicable Laws, zoning ordinances and certificates of occupancy issued for the Premises or any portion thereof. Without limiting Tenant’s right to operate the Premises for the Permitted Use, Tenant shall not commit, or allow Tenant Parties to commit, any waste of the Premises. Without limiting Tenant’s right to operate the the Premises for the Permitted Use, Tenant shall not do, or permit any Tenant Parties to do, anything on or about the Premises that in any way increases the rate, or invalidates or prevents the procuring, of any insurance protecting against loss or damage to any portion of the Premises or its contents, or against liability for damage to property or injury to persons in or about any portion of the Premises. For purposes hereof, "Tenant Parties" means Tenant's agents, contractors, subcontractors, employees, customers, licensees, invitees, assignees and subtenants; and the term "Applicable Laws" means all federal (to the extent not in direct conflict with applicable state, municipal or local cannabis licensing and program laws, rules and regulations), state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law, hazardous waste rules and regulations, and state cannabis licensing and program laws, rules and regulations. Tenant may only place equipment within the Premises with floor loading consistent with the Building's structural design unless Tenant obtains Landlord's prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

7.2.          Legal Compliance. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all improvements or alterations required to be made and all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with Applicable Laws, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the "ADA"), and Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising out of any such failure of the Premises to comply with Applicable Laws, including, without limitation, the ADA.

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7.3.          Indemnification. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, lenders, employees, agents and contractors (collectively, the "Landlord Indemnitees") harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, criminal or civil actions, forfeiture seizures, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys' fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, "Claims") of any kind or nature that arise before, during or after the Term as a result of Tenant's breach of this Section 7.

8.            Hazardous Materials.

8.1.          Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant or any Tenant Party. If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Premises occurs as a result of Hazardous Materials that are placed on or under or are released into the Premises by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Premises or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, (y) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Premises, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, any portion thereof or any adjacent property. Tenant's obligations under this Section shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation.

8.2.          Landlord acknowledges that it is not the intent of this Section 8 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant's industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of notices of violations of Applicable Laws related to Hazardous Materials (collectively, "Hazardous Materials Documents"). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Tenant Improvements or Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord's review into Tenant's Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant's or other tenants' use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

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8.3.          Tenant represents and warrants to Landlord that Tenant is not, nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any governmental authority or (b) required to take any remedial action.

8.4.          At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party, the cost of which shall be an Operating Expense.

8.5.          If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

8.6.          Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

8.7.          Tenant's obligations under this Section 8 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 4.

8.8.          As used herein, the term "Hazardous Material" means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any governmental authority.

9.            Alterations.

9.1.          Tenant shall not make any alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises ("Alterations"), without obtaining Landlord's prior written consent (not to be unreasonably withheld, conditioned or delayed), except Tenant may make non-structural Alterations to the interior of the Premises (excluding the roof) without such consent but upon at least ten (10) days' prior notice to Landlord, provided that the cost thereof does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) per occurrence or an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) annually. Notwithstanding the foregoing, Tenant will not do anything that could have a material adverse effect on the Building or life safety systems, without obtaining Landlord's prior written consent. Any such improvements, excepting movable furniture, trade fixtures and equipment, shall become part of the realty and belong to Landlord. All alterations and improvements shall be properly permitted and installed at Tenant's sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with all Applicable Laws. Any alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans. Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications at least thirty (30) days before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Upon completion of any Alterations, Tenant shall promptly upon completion furnish Landlord with a reproducible copy of as-built drawings and specifications for any Alterations.

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9.2.          At least twenty (20) days prior to commencing any work relating to any Alterations requiring the approval of Landlord that have been so approved, Tenant shall notify Landlord in writing of the expected date of commencement. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Premises arising out of work or services claimed to have been performed, materials claimed to have been furnished, or obligations claimed to have been performed on the Premises by or at the request of Tenant. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord Indemnitees from and against any and all Claims of any kind or nature that arise before, during or after the Term on account of claims of lien of laborers or materialmen or others for work or services performed or materials or supplies furnished for Tenant or its contractors, agents or employees, including any administrative, court or other legal proceedings related to such liens. If Tenant fails to discharge, bond against or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have fifteen (15) days (the "Defense Cure Period") to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant's liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys' fees) incurred by Landlord in effecting such settlement. In the event any contractor, agent or employee notifies Tenant of its intent to file a mechanics' or materialmen's lien against the Premises, Tenant shall immediately notify Landlord of such intention to file a lien or a lawsuit with respect to such lien. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.

9.3.          Tenant shall repair any damage to the Premises caused by Tenant's removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

9.4.          The Premises plus any Alterations, Tenant Improvements, attached equipment, decorations, fixtures and trade fixtures; movable casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; attached benches; production equipment; walk-in refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit B attached hereto (which Exhibit B may be updated by Tenant from and after the Commencement Date, subject to Landlord's written consent) constitute Tenant's property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

9.5.          If Tenant shall fail to remove any of its property from the Premises prior to the expiration of the Term, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

9.6.          Tenant shall pay to Landlord an amount equal to one and one-half percent (1.5%) of the cost to Tenant of all Alterations to cover Landlord's overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. In addition, Tenant shall reimburse Landlord for all third-party costs actually incurred by Landlord in connection with any Alterations.

9.7.          Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and any lender as additional insureds on their respective insurance policies.

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10.          Odors and Fumes. Without otherwise limiting Tenant’s rights to conduct the Premises for the Permitted Use, Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises. Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's commercially reasonable judgment be necessary or appropriate from time to time) to abate any odors, fumes or other substances in Tenant's exhaust stream that, in Landlord's reasonable judgment, emanate from Tenant's Premises. Tenant's responsibility to abate odors, fumes and exhaust shall continue throughout the Term. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord's written demand made at any time, then Landlord may, without limiting Landlord's other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord's reasonable determination, cause odors, fumes or exhaust.

11.          Repairs and Maintenance.

11.1.          Care of Premises. This Lease shall be deemed and construed to be an "absolute net lease." Tenant shall, at its sole cost and expense, keep the Premises in a working, neat, clean, sanitary, safe condition and repair, and shall keep the Premises free from trash. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary. Without limiting the foregoing, Tenant's obligations hereunder shall include the maintenance, repair and replacement of the Building foundation, roof (including roof membrane), walls and all other structural components of the Building; all heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems serving the Building or Premises; the parking areas, roads and driveways located on the Premises; maintenance of exterior areas such as gardening and landscaping; snow removal and signage; maintenance and repair of flashings, gutters, downspouts, roof drains, skylights and waterproofing; and painting. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord's duty to maintain its premises in a tenantable condition.

11.2.          Service Contracts and Invoices. Tenant shall, promptly upon Landlord's written request therefor, provide Landlord with copies of all service contracts relating to the Tenant's maintenance of the Premises and invoices received from Tenant from such service providers.

11.3.          Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) business days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant's merchandise, fixtures or other personal property, or to Tenant's business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Landlord Additional Rent Landlord's costs for making such repairs, plus interest at the Default Rate from the date of expenditure by Landlord upon demand therefor. Moreover, Tenant's failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

11.4.          No Rent Abatement. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein.

11.5.          Right of Entry. Landlord and Landlord's agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant's obligations hereunder, all without unreasonable interference from Tenant or Tenant Parties. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice, and subject to Tenant's authorized personnel accompanying Landlord's agents in sensitive areas of the Premises.

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12.         Intentionally Omitted.

13.         Rules and Regulations and CC&Rs and Parking Facilities. Tenant shall faithfully observe and comply with and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with such reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion. This Lease is subject to any recorded covenants, conditions or restrictions on or affecting the Property or Premises, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the "CC&Rs"). Tenant shall, at its sole cost and expense, comply with the CC&Rs.

14.         Utilities and Services. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to any abatement or right to terminate this Lease. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof as an Operating Expense.

15.         Estoppel Certificate. Tenant shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit C, or on any other form reasonably requested by a current or proposed lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Each Guarantor shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing in the same form. Tenant's or any Guarantor's failure to deliver any such statement within such the prescribed time shall, at Landlord's option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant or such Guarantor (as applicable) that the Lease and such Guaranty are in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant or such Guarantor (as applicable) for execution.

16.         Assignment or Subletting.

16.1.          None of the following (each, a "Transfer"), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord's prior written consent: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange or a Permitted Transfer as defined below). For purposes of the preceding sentence, "control" means (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

16.2.          In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant shall provide written notice to Landlord (the "Transfer Notice") containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the proposed Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee ("Required Financials"); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord's affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended from time to time.

16.3.          The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

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16.3.1.          Tenant shall remain fully liable under this Lease and each Guarantor shall continue to remain fully liable under such Guarantor's Guaranty, including with respect to the Term after the Transfer Date. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

16.3.2.          Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord's interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

16.3.3.          Tenant shall reimburse Landlord for Landlord's actual costs and expenses, including attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request (in no event, however, to exceed Five Thousand Dollars ($5,000));

16.3.4.          If Tenant's transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant's reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys' fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

16.3.5.          The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

16.3.6.          Tenant shall not then be in default hereunder in any respect;

16.3.7.          Such proposed transferee, assignee or sublessee's use of the Premises shall be the same as the Permitted Use;

16.3.8.          Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord's written consent to the same;

16.3.9.          Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

16.3.10.        Landlord's consent (or waiver of its rights) for any Transfer shall not waive Landlord's right to consent or refuse consent to any later Transfer; and

16.3.11.        Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 8.

16.4.        Any Transfer that is not in compliance with the provisions of this Section or with respect to which Tenant does not fulfill its obligations pursuant to this Section shall be void and shall, at the option of Landlord, terminate this Lease.

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16.5.        Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

16.6.        If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee, then Landlord shall have the option, exercisable by giving notice to Tenant within ten (10) days after Landlord's receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise Landlord's option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord's consent to a proposed Transfer.

16.7.        If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord's application) may collect such rent and apply it toward Tenant's obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

16.8.        Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 16 and provided that (a) no default by Tenant under this Lease has occurred and is continuing and (b) any such assignee agrees to assume all of Tenant's obligations under this Lease, Tenant shall have the right to assign and transfer all, but not less than all, of its interest in, to and under this Lease without Landlord's consent in accordance with Sections 16.8.1. or 16.8.2. below (each such assignee, a “Permitted Transferee” and each such assignment, a "Permitted Transfer").

16.8.1.       Tenant may make a Permitted Transfer to (i) an affiliate of Tenant, or (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interest of Tenant in a bona fide sale for fair market value, provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, (b) such assignment is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) Tenant remains fully liable under this Lease, and (d) the liability of such Permitted Transferee under such Permitted Transfer shall be joint and several with Tenant and each Guarantor. Tenant's notice to Landlord of such Permitted Transfer shall include information and documentation showing that each of the above conditions has been satisfied, which documentation shall be reasonably acceptable to Landlord.

16.8.2.       Tenant may make a Permitted Transfer to a Qualified Operator, provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, and (b) such assignment is not a subterfuge by Tenant to avoid its obligations under this Lease. Furthermore, in the event the Permitted Transferee does not qualify as a Qualified Operator, Tenant may still effectuate a Permitted Transfer to the proposed assignee in accordance with this Section by providing, or causing to be provided, a guaranty agreement in favor of Landlord from an entity that meets all of the requirements of a Qualified Operator, which guaranty agreement shall guaranty the performance of all obligations to be assumed by such assignee under the Lease and otherwise be in form and substance reasonably acceptable to and approved by Landlord in writing. Tenant's notice to Landlord of any Permitted Transfer pursuant to this Section shall include information and documentation showing that the Permitted Transferee or guarantor, as applicable, satisfies the requirements for a Qualified Operator and shall also include a certification by the principal financial officer of the Permitted Transferee or guarantor, as applicable, that such Permitted Transferee or guarantor, as applicable, satisfies such requirements of a Qualified Operator. In the event that Tenant satisfies the requirements to effect a Permitted Transfer pursuant to this Section 16.8.2., Tenant shall be released from any liability arising under this Lease from and after the date of such assignment.

16.8.3.       For purposes of this Section 16.8, capitalized terms are defined as follows:

"Capital Lease" shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person. The term "Capital Lease" shall not include any operating lease.

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"CFCCR" means with respect to the twelve (12) month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) the sum of Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, Operating Lease Expense and non-cash expenses to (2) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

"Debt" shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub-item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

"Depreciation and Amortization" shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

"EBITDA" means for the twelve (12) month period ending on the date of determination, the sum of a Person's net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (1) income taxes, (2) principal and interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (3) all non-cash charges including depreciation and amortization, and (4) Non-Recurring Items.

"EBITDAR" means the sum of a Person's EBITDA and its total land and building rent for the twelve (12) month period ending on the date of determination.

"Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

"Lease Adjusted Leverage" means with respect to a Person, as of any applicable date, the sum of (1) eight (8) times such Person's total land and building rent for the twelve (12) month period ending on the date of determination, and (2) the total current balance of such Person's total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

"Net Income" shall mean with respect to the period of determination, the net income or net loss of a Person. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

"Non-Recurring Items" shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of Landlord, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

"Operating Lease Expense" shall mean the sum of all payments and expenses incurred by a Person under any operating leases during the period of determination, as determined in accordance with GAAP.

"Qualified Operator" shall mean a Person who, following the consummation of the assignment contemplated in the Lease, (A) has a CFCCR of at least 2.5x, (B) generates EBITDA of at least $20,000,000 during a trailing twelve (12) month period, and (C) has a Lease Adjusted Leverage of no more than 6.0x.

"Person" shall mean any corporation, partnership, limited liability company or other entity.

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17.         Indemnification and Exculpation.

17.1.        Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out of the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of any intoxicating substances at the Premises or Project, except to the extent any of the foregoing are directly caused by Landlord's gross negligence or willful misconduct. Tenant's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

17.2.        Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), and (b) damage to personal property (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except as otherwise provided herein or as may be required by Applicable Laws, in no event shall Landlord be liable to Tenant for any consequential, special or indirect damages arising out of this Lease, including lost profits.

17.3.        Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.

17.4.        The provisions of this Section shall survive the expiration or earlier termination of this Lease.

18.         Insurance; Waiver of Subrogation.

18.1.        Landlord shall maintain a policy or policies of insurance protecting Landlord against the following (all of which shall be payable by Tenant as Operating Expenses):

18.1.1.          Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including, at Landlord's option, earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain;

18.1.2.          Thirty-six (36) months of rental loss insurance and to the extent of 100% of the gross rentals from the Premises;

18.1.3.          Comprehensive general liability insurance with a single limit of not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, a general aggregate not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, and not less than $4,000,000 of excess umbrella liability insurance; and

18.1.4.          At Landlord's sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.

18.2.        Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

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18.2.1.        Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $5,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

18.2.2.        Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

18.2.3.        Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord) and Tenant's property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant's agents, employees or subcontractors. Such insurance, with respect only to all Alterations, Tenant Improvements or other work performed on the Premises by Tenant (collectively, "Tenant Work"), shall name Landlord and Landlord's current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an "all risk" of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant's lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months' extended period of indemnity.

18.2.4.        Workers' Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers' Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease, Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

18.2.5.        Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this Lease, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

18.3.       During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations), Tenant shall cause the insurance required in Exhibit E-1 to be in place.

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18.4.          The insurance required of Tenant by this Section shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in "A.M. Best's Insurance Guide" current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days' prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days' written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant's required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant's behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, IIP Operating Partnership, LP and Innovative Industrial Properties, Inc. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders ("Landlord Parties") as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant's use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

18.5.          Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant's sole cost and expense, carry such insurance as Tenant desires for Tenant's protection with respect to personal property of Tenant or business interruption.

18.6.          Tenant and its insurers hereby waive any and all rights of recovery or subrogation against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Tenant agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant's insurers so permit. Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions.

18.7.          Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord's lender, if any.

18.8.          Any costs incurred by Landlord pursuant to this Section shall be included as Operating Expenses payable by Tenant pursuant to this Lease.

18.9.          The provisions of this Section shall survive the expiration or earlier termination of this Lease.

19.         Subordination and Attornment.

19.1.          This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Premises or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination, provided the holder of any such mortgage, deed of trust or lease provides Tenant with an executed Non-Disturbance Agreement in commercially reasonable form.

19.2.          Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a "Mortgagee") so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord's request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

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19.3.       Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Mortgagee incident to the financing of the real property of which the Premises constitute a part.

19.4.       In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

20.         Defaults and Remedies.

20.1.       Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Base Rent or the Property Management Fee or any other recurring monthly payment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, then Tenant shall pay to Landlord (a) an additional sum of fifteen percent (15%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the "Default Rate") equal to the lesser of (a) fifteen percent (15%) and (b) the highest rate permitted by Applicable Laws. Furthermore, if any other payment of Rent due from Tenant is not received by Landlord within ten (10) days after Landlord has provided Tenant with written notice that such amount is overdue, then Tenant shall pay to Landlord (i) an additional sum of fifteen percent (15%) of the overdue Rent as a late charge plus (ii) interest at the Default Rate. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent. Landlord's acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

20.2.       No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

20.3.       If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described herein, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

20.4.       The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

20.4.1.          Tenant abandons or vacates the Premises;

20.4.2.          Tenant fails to make any payment of Rent, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant;

20.4.3.          Tenant fails to observe or perform any obligation or covenant contained herein, after the expiration of any applicable notice and cure periods; provided, however, if such a default is capable of cure but such cure is not commercially practicable within any such notice and cure period, Tenant shall not be deemed in default if Tenant commences efforts to cure any such breach promptly and thereafter diligently proceeds to effectuate such cure;

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20.4.4.          Tenant makes an assignment for the benefit of creditors, or a receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant's or any Guarantor's assets;

20.4.5.          Tenant or any Guarantor files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the "Bankruptcy Code") or an order for relief is entered against Tenant or any Guarantor (as applicable) pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

20.4.6.          Any involuntary petition is filed against Tenant or any Guarantor under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

20.4.7.          A default exists under any Guaranty executed by a Guarantor in favor of Landlord, after the expiration of any applicable notice and cure periods;

20.4.8.          Tenant's interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action;

20.4.9.          A governmental authority seizes any part of the Property seeking forfeiture, whether or not a judicial forfeiture proceeding has commenced;

20.4.10.        A final, non-appealable judgment having the effect of establishing that Tenant's operation violates Landlord's contractual obligations (i) pursuant to any private covenants of record restricting Landlord's Building containing the Premises or (ii) of good faith and fair dealing to any third party, including other tenants of the Building containing the Premises or occupants or owners of any other building within the Project; or

20.4.11.         An event occurs that results in any insurance carrier that provides insurance coverage with respect to any aspect of the Project providing notice to the Landlord of its intent to cancel such insurance coverage, and Landlord, exercising commercially reasonable efforts, is not able to procure comparable replacement insurance coverage that is reasonably acceptable to Landlord prior to the actual cancellation date specified in the notice from the cancelling insurance carrier.

20.5.       Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

20.6.       In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have under Applicable Laws or this Lease, Landlord has the right to do any or all of the following:

20.6.1.          Halt any Tenant Improvements or Alterations and order Tenant's contractors to stop work;

20.6.2.          Terminate Tenant's right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage; and

20.6.3.          Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including:

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20.6.3.1.          The sum of: (i) the worth at the time of award (computed by allowing interest at the Default Rate) of any unpaid Rent that had accrued at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any "free" rent period or rent holiday); plus (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

20.6.3.2.          At Landlord's election, as minimum liquidated damages in addition to any (A) amounts paid or payable to Landlord pursuant to Section 20.6.3.1.(i) prior to such election and (B) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the "Election Amount") equal to either (Y) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the "Discount Rate") or (Z) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

20.7.          In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant's Default or abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises: Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or the appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.

20.8.          Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

20.9.          If Landlord does not elect to terminate this Lease as provided in this Section 20, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

20.10.         All of Landlord's rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion. Landlord shall not be obligated to relet the Premises to any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

20.11.         To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.

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20.12.      Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

20.13.      In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

21.         Damage or Destruction.

21.1.          Tenant's Obligation to Rebuild.  If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant's good faith estimate of the time it will take to repair and rebuild the Premises (the "Estimated Time For Repair"). Subject to the other provisions of this Section 21, Tenant shall promptly and diligently repair and rebuild the Premises in accordance with this Section 21 unless Landlord or Tenant terminates this Lease in accordance with Section 21.2.

21.2.       Termination.

21.2.1.     Landlord's Right to Terminate.

21.2.1.1.           Landlord shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each, a "Termination Condition"): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under this Section 21, are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible for paying as an Operating Expense; (ii) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within eighteen (18) months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, chemical waste and other similar dangers; (iv) subject to the terms and conditions of Section 21.2.1.1. hereof, all or a substantial portion of the Premises are destroyed or damaged during the last 24 months of the Term; or (v) Tenant is in Default at the time of such damage or destruction past any period of notice and cure as elsewhere provided in this Lease. For purposes of this Section 21.2, a "substantial portion" of the Premises shall be deemed to be damaged or destroyed if the Premises is rendered unsuitable for the continued use and occupancy of Tenant's business substantially in the same manner conducted prior to the event causing the damage or destruction.

21.2.1.2.           If all or a substantial portion of the Premises are destroyed or damaged within the last twenty-four (24) months of the initial Term, or within the last twenty-four (24) months of the first Extension Period under this Lease, and Landlord desires to terminate this Lease under Section 21.2.1.1. hereof, Landlord shall deliver a Termination Notice to Tenant pursuant to Section 21.2.3 below and Tenant shall have a period of thirty (30) days after receipt of the Termination Notice ("Tenant's Early Option Period") to exercise its option to extend the initial Term or the first Extension Period, as applicable, by providing Landlord with written notice of Tenant's exercise of its respective option prior to the expiration of Tenant's Early Option Period. If Tenant exercises its option rights under the immediately preceding sentence, the Termination Notice shall be deemed rescinded and Tenant shall proceed to repair and rebuild the Premises in accordance with the other provisions of this Section 21. If Tenant fails to deliver such written notice to Landlord prior to the end of Tenant's Early Option Period, then Tenant shall be deemed to have waived its option to extend the Term, and the last day of Tenant's Early Option Period shall be deemed to be the date of the occurrence of the Termination Condition under Section 21.2.1.1.

21.2.2.      Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if the Premises are destroyed or damaged during the last twenty-four (24) months of the Term, which termination shall be deemed to constitute a Termination Condition.

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21.2.3.      Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate ("Termination Notice") within thirty (30) days after the occurrence of the applicable Termination Condition, and this Lease will terminate fifteen (15) days after the receiving party's receipt of such Termination Notice, except in the case of a termination by Landlord under Section 21.2.1.1., in which case this Lease will terminate fifteen (15) days after expiration of the Tenant Early Option Period if Tenant timely fails to exercise timely Tenant's option to extend the Term. If this Lease is terminated pursuant to Section 21.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant's personal property, trade fixtures and machinery.

21.3.       Tenant's Obligation to Repair. If Tenant is required to repair or rebuild any damage or destruction of the Premises under Section 21.1, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld; (b) diligently repair and rebuild the Premises in the same or better condition and with the same or better quality of materials as the condition of the Premises as of the Commencement Date, and in a manner that is consistent with the plans and specifications approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises (which permits shall not contain any conditions that are materially more restrictive than the permits in existence on the date hereof); (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises at all reasonable times to inspect the Premises and Tenant's ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all applicable laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any applicable law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) ensure that Landlord has fee simple title to the Premises during such work without any claim by any contractor or other party; (k) maintain such insurance as Landlord may reasonably require (including insurance in the nature of builders' risk insurance) and (l) comply with such other conditions as Landlord may reasonably require. In addition, Tenant shall, at its expense, replace or fully repair all of Tenant's personal property and any alterations installed by Tenant existing at the time of such damage or destruction. To the fullest extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant's obligations under this Section 21, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements. In the event Tenant does not repair and rebuild the Premises pursuant to this Section 21, Tenant shall be in breach, and Landlord shall have the right to retain all casualty insurance proceeds and condemnation proceeds.

21.4.       Application of Insurance Proceeds for Repair and Rebuilding. Landlord shall cause the insurance proceeds (the "Insurance Proceeds") on account of such damage or destruction to be held by Landlord and disbursed as follows:

21.4.1.       Minor Restorations. If (i) the estimated cost of restoration is less than One Million Dollars ($1,000,000.00), (ii) prior to commencement of restoration, no Default or event which, with the passage of time, would give rise to a Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged, (iii) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), (iv) Landlord shall be provided with reasonable assurance against mechanics' liens, accrued or incurred, as Landlord or its lenders may reasonably require and such other documents and instruments as Landlord or its lenders may reasonably require, and (v) Tenant shall have procured acceptable performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee; then Landlord shall make available that portion of the Insurance Proceeds to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.

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21.4.2.       Other Than Minor Restorations. If the estimated cost of restoration is equal to or exceeds One Million Dollars ($1,000,000), and if Tenant provides evidence satisfactory to Landlord that sufficient funds are available to restore the Premises, Landlord shall make disbursements from the available Insurance Proceeds from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (a) satisfactory evidence, including architect's certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (b) reasonable assurance against mechanics' or materialmen's liens, accrued or incurred, as Landlord or its lenders may reasonably require, (c) contractors' and subcontractors' sworn statements, (d) a satisfactory bring-to-date of title insurance, (e) performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee, (f) such other documents and instruments as Landlord or its lenders may reasonably require, and (g) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' lien claims.

21.4.3.       Requests for Disbursements. Requests for disbursement shall be made no more frequently than monthly and shall be accompanied by a certificate of Tenant describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition until the restoration is fully completed. In addition, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord's reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant's contractors and consultants.

21.4.4.       Costs in Excess of Insurance Proceeds. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord and Tenant, exceeds the amount of the Insurance Proceeds, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any Insurance Proceeds remaining upon completion of restoration shall be refunded to Tenant up to the amount of Tenant's payments pursuant to the immediately preceding sentence. If no such refund is required, any sum of Insurance Proceeds remaining upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in California who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.

21.5.       Abatement of Rent. In the event of repair, reconstruction and restoration as provided in this Section, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space reasonably acceptable to Tenant during the period of repair, reconstruction and restoration that, in Tenant's reasonable opinion, is suitable for the temporary conduct of Tenant's business; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance. Tenant shall not otherwise be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property or any inconvenience occasioned by such damage, repair or restoration.

21.6.       Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section 21.

21.7.       This Section 21 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

22.          Eminent Domain.

22.1.          In the event (a) the whole of the Premises or (b) such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

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22.2.          In the event of a partial taking of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sole to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord's sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting space for the Permitted Use.

22.3.          Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant's personal property that was installed at Tenant's expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

22.4.          If, upon any taking of the nature described in this Section, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

22.5.          This Section 22 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

23.          Surrender. At least thirty (30) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. In addition, at least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (b) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease. The provisions of this Section 23 shall survive the termination or expiration of this Lease, and no surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

24.         Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant's obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (i) those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of "adequate assurance," even if this Lease does not concern a facility described in such Applicable Laws; (ii) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (iii) a cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or (iv) the assumption or assignment of all of Tenant's interest and obligations under this Lease.

25.         Brokers. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. The provisions of this Section 25 shall survive the expiration or termination of this Lease.

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27.         Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term "Landlord," as used in this Lease, shall refer only to Landlord or Landlord's then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord's in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant's consent.

28.         Limitation of Landlord's Liability. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord's right, title or interest in the Premises. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord's obligations or any deficiency under this Lease. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. Each of the covenants and agreements of this Section 28 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

29.         Control by Landlord. Landlord reserves full control over the Premises to the extent not inconsistent with Tenant's enjoyment of the same as provided by this Lease and Tenant’s rights under this Lease; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant's beneficial use and occupancy of the Premises, including the Permitted Use and Tenant's access to the Premises. Tenant shall, at Landlord's request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease. Landlord may, upon forty-eight (48) hours' prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises upon normal business hours to (v) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (w) supply any service Landlord is required to provide hereunder, (x) post notices of nonresponsibility and (y) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time (in all situations provided that Landlord's personnel are accompanied by Tenants' authorized personnel in sensitive areas of the Premises). In no event shall Tenant's Rent abate as a result of Landlord's activities pursuant to this Section 29; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

30.         Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Lease as Tenant; and (ii) the term "Tenant," as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from/to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

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31.         Representations. Each of Tenant and Landlord guarantees, warrants and represents that (a) such party is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) such party is duly qualified to do business in the state in which the Property is located, (c) such party has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform its obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which such party is constituted or to which such party is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

32.         Confidentiality. Tenant shall keep the terms and conditions of this Lease confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party's attorneys, investors, accountants, brokers and other bona fide consultants or advisers; provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

33.         Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 33(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 33(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 33(b); or (z) upon transmission, if given in accordance with Subsection 33(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Section 2. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

34.         Guaranties. In the event that any entity affiliated with Tenant is formed after the Execution Date which entity conducts business in the cannabis industry in the state of Arizona (each, a "New Guarantor"), Tenant shall promptly cause such New Guarantor to execute a Guaranty in the form attached hereto as Exhibit D and deliver such executed Guaranty to Landlord. Any failure by Tenant to provide such Guaranty within thirty (30) days following the formation of such New Guarantor shall be deemed a material default under this Lease. The obligations of each Guarantor shall be joint and several and Tenant shall cause each Guarantor to execute and deliver such further documentation as may be reasonably required to confirm such Guarantor's full and unconditional guaranty of Tenant's obligations under this Lease.

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35.         Miscellaneous.

35.1.          To induce Landlord to enter into this Lease, Tenant agrees to timely provide Landlord with such information and financial statements of the Tenant and any Guarantor requested by Landlord that are required to be included in any filings to be made by Landlord or Landlord's affiliates with the U.S. Securities and Exchange Commission (the "SEC"), subject to Tenant's and any Guarantor's right to seek confidential treatment of such disclosure by appropriate filings and/or action before the SEC. Such financial statements of Tenant and Guarantor shall include consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, and related footnotes, prepared in accordance with U.S. generally accepted accounting principles and shall be reviewed or audited by Tenant's or Guarantor's independent auditors (within the requirements of Regulation S-X under the rules and regulations of the SEC, as interpreted by the staff of the SEC), as reasonably requested by the Landlord and required by the SEC. Tenant further agrees that to the extent not previously delivered by Tenant and Guarantor per Landlord's request in connection with any required filings with the SEC, within fifteen (15) days following Landlord's written request (on no more frequently than a quarterly basis), Tenant shall provide, or cause any Guarantor to provide, Landlord with such financial statements and information as may be reasonably requested by Landlord. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects and that all financial statements, records and information furnished by each Guarantor to Landlord in connection with this Lease are true, correct and complete in all material respects. The provisions of this Section shall not apply to Tenant or any Guarantor (as applicable) during any time period that Tenant or such Guarantor is a corporation whose shares are traded on any nationally recognized stock exchange. Landlord shall keep the financial statements of Tenant and Guarantor confidential and shall not (a) disclose them to any third party or (b) provide to any third party an original or copy of them. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that Landlord has given Tenant reasonable notice of such requirement, if feasible, (y) to Landlord's attorneys, investors, accountants, brokers and other bona fide consultants or advisers; provided Landlord instructs such third parties not to disclose such information in breach of Landlord's obligations under this Section; or (z) if required to be included in any filings to be made by Landlord or Landlord's affiliates with the SEC.

35.2.          The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

35.3.          Neither party shall record this Lease.

35.4.          Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

35.5.          Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party's performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

35.6.          Time is of the essence with respect to the performance of every provision of this Lease.

35.7.          Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

35.8.          Notwithstanding anything to the contrary contained in this Lease, Tenant's obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

35.9.          Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

35.10.         Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

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35.11.         Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

35.12.         This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state's conflict of law principles.

35.13.         Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

35.14.         Each of Tenant and Landlord guarantees, warrants and represents to the other party that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

35.15.         This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

35.16.         No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

35.17.         No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

35.18.         To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant's use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

[The remainder of this page is intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

IIP-[___________] LLC,

a Delaware limited liability company

By:
Name:
Title:

TENANT:

GREEN THUMB MANAGEMENT, LLC,
an Arizona limited liability company

By:
Name:
Title:

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EXHIBIT A

PREMISES

PARCEL I:

That portion of the North half of Section 20, Township 12, South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, State of Arizona, more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line thereof, South 00°00’00” West, (Northward, record) 193.20 feet to a spike and brass disc stamped RLS 51967 in pavement; thence along the South line of land described in deed recorded in Document No. 0505-17131, South 89°53’40” East, (Westward, record), 50.00 feet to a ½” rebar with plastic cap stamped RLS 51967, and TRUE POINT OF BEGINNING; thence continuing South 89°53’40” East, 236.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 00°00’00” West, (Northwest, record) 40.00 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’22” East, 264.65 feet, (Westward, 264.80 feet, record) to a 1.5” aluminum cap stamped RLS 13569; thence along the East line thereof, North 00°04’40” East, 233.22 feet (Southward, 233.20 feet, record) to a ½” rebar with brass disc stamped RLS 24525 on the North line of said North half; thence along said North line, South 89°53’40” East, 277.17 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 103.15 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 121.36 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 851.64 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said line, South 00°00’00” West, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967; thence South 89°53’40” East, 146.13 feet to a ½” rebar with plastic cap stamped RLS 51967; thence North 00°00’00” East, 354.29 feet to a ½” rebar with plastic cap stamped RLS 51967 on the North line of said North half; thence along said line, South 89°53’40” East, 701.93 feet to a 2.5” GLO brass capped monument at the North quarter corner of said Section 20; thence along the East line of the Northwest quarter of said Section 20, South 00°02’11” East, 1305.03 feet to a ½” rebar with plastic cap stamped RLS 51967; thence leaving said East line, North 89°53’40” West, 1942.00 feet to a ½” rebar with plastic cap stamped RLS 16116, at the Southeast corner of a 6.07 acre parcel of land shown on recorded Survey Map Book 41, page 57; thence along the East line there, North 00°00’23” East, 445.11 feet (North 00°03’39” East, 445.00 feet, record) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57; thence along the North line thereof, North 89°55’10” West, 640.25 feet, (South 89°50’31” East, 640.00 feet) to a ½” rebar with plastic cap stamped RLS 16116 per Survey Map Book 41, page 57, on the East right-of-way line of Fort Grant Road; thence North 00°01’58” East, 667.00 feet to the TRUE POINT OF BEGINNING; EXCEPT ½ of all oil, gas and mineral rights as reserved in Deed recorded in Docket 58, page 385, records of Cochise County, Arizona; and EXCEPT one-half of mineral rights as reserved in Deed recorded in Docket 1194, page 94, records of Cochise County, Arizona.

PARCEL II:

A 60.00 foot wide access and utilities easement over, under and across a portion of the North half of Section 20, Township 12 South, Range 24 East of the Gila and Salt River Base and Meridian, Cochise County, Arizona the centerline of which is more particularly described as follows: COMMENCING at 2.5” brass cap in handhole at the Northwest corner of said Section 20, a 2.5” brass cap at the West quarter corner of Section 20 lies South 00°00’00” West, and is the basis of bearings for this description; thence along the West line there of South 00°00’00” West, a distance of 1,334.66 feet; thence leaving the West line, South 89°51’50” East, a distance of 50.00 feet to a point on the East right of way line of Fort Grant Road, according to record Document No. 9705-11508, and TRUE POINT OF BEGINNING; thence leaving said right-of-way line, South 89°51’50” East, 639.75 feet; thence South 89°53’40” East, 1,067.05 feet to the POINT OF TERMINUS; The sidelines shall be foreshortened or lengthened to terminate Westerly on a line bearing North 00°00’00” East through said true point of beginning, and Easterly on a line bearing South 00°00’00” East through said point of terminus; EXCEPT any portion lying within Parcel I herein.

EXHIBIT B

TENANT'S PERSONAL PROPERTY

Excluded Property, as defined and listed in the Purchase Agreement.

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

To:         [IIP LANDLORD ENTITY]

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Attention: General Counsel

Re:	[PREMISES ADDRESS] (the "Premises") at 5900 West Greenhouse Drive, Willcox, Arizona (the "Property")

The undersigned tenant ("Tenant") hereby certifies to you as follows:

1.          Tenant is a tenant at the Property under a lease (the "Lease") for the Premises dated as of [_______], 20[__]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [_______]], and there are no other agreements, written or oral, affecting or relating to Tenant's lease of the Premises or any other space at the Property. The lease term expires on [_______], 20[__].

2.          Tenant took possession of the Premises, currently consisting of [_______] square feet, on [_______], 20[__], and commenced to pay rent on [_______], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [_______]].

3.          All base rent, rent escalations and additional rent under the Lease have been paid through [_______], 20[__]. There is no prepaid rent[, except $[_______]][, and the amount of security deposit is $[_______] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4.          Base rent is currently payable in the amount of $[_______] per month.

5.          All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [_______]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

6.          The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [_______]].

7.          Tenant has no rights or options to purchase the Property.

8.          To Tenant's knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises in violation of any environmental laws.

9.          The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], IIP Operating Partnership, LP, Innovative Industrial Properties, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

[Signature page follows]

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [____] day of [_______], 20[__].

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT D

FORM OF

GUARANTY OF LEASE

This Guaranty of Lease ("Guaranty") is executed effective on the ____ day of [_______], 20[__], by [_______], a [_______] ("Guarantor"), whose address for notices is [________________], in favor of IIP-[_______] LLC, a Delaware limited liability company ("Landlord"), whose address for notices is 11440 West Bernardo Court, Suite 220, San Diego, California 92127, Attn: General Counsel.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.           Recitals. This Guaranty is made with reference to the following recitals of facts which constitute a material part of this Guaranty:

(a)          Landlord, as Landlord, and Green Thumb Management, LLC, an Arizona limited liability company, as Tenant ("Tenant"), entered into that certain Lease dated as of [_______], 2017 (the "Lease"), with respect to certain space in the building located at 5900 West Greenhouse Drive, Willcox, Arizona, as more particularly described in the Lease (the "Leased Premises").

(b)          Guarantor is [DESCRIBE RELATIONSHIP OF GUARANTOR TO TENANT] and is therefore receiving a substantial benefit for executing this Guaranty.

(c)          Landlord would not have entered into the Lease with Tenant without having received the Guaranty executed by Guarantor as an inducement to Landlord.

(d)          By this Guaranty, Guarantor intends to absolutely, unconditionally and irrevocably guarantee the full, timely, and complete (i) payment of all rent and other sums required to be paid by Tenant under the Lease and any other indebtedness of Tenant, (ii) performance of all other terms, covenants, conditions and obligations of Tenant arising out of the Lease and all foreseeable and unforeseeable damages that may arise as a foreseeable or unforeseeable consequence of any non-payment, non-performance or non-observance of, or non-compliance with, any of the terms, covenants, conditions or other obligations described in the Lease (including, without limitation, all attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by Landlord or for which Landlord may be responsible or liable, or caused by any such default), and (iii) payment of any and all expenses (including reasonable attorneys' fees and expenses and litigation expenses) incurred by Landlord in enforcing any of the rights under the Lease or this Guaranty within five (5) days after Landlord's demand thereafter (collectively, the "Guaranteed Obligations").

2.          Guaranty. From and after the Execution Date (as such term is defined under the Lease), Guarantor absolutely, unconditionally and irrevocably guarantees, as principal obligor and not merely as surety, to Landlord, the full, timely and unconditional payment and performance, of the Guaranteed Obligations strictly in accordance with the terms of the Lease, as such Guaranteed Obligations may be modified, amended, extended or renewed from time to time. This is a Guaranty of payment and performance and not merely of collection. Guarantor agrees that Guarantor is primarily liable for and responsible for the payment and performance of the Guaranteed Obligations. Guarantor shall be bound by all of the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant, the same as if Guarantor was named therein as Tenant with joint and several liability with Tenant, and any remedies that Landlord has under the Lease against Tenant shall apply to Guarantor as well. If Tenant defaults in any Guaranteed Obligation under the Lease, Guarantor shall in lawful money of the United States, pay to Landlord on demand the amount due and owing under the Lease. Guarantor waives any rights to notices of acceptance, modifications, amendment, extension or breach of the Lease. If Guarantor is a natural person, it is expressly agreed that this guaranty shall survive the death of such guarantor and shall continue in effect. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant or any other guarantor. Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Lease, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder or otherwise with respect to the Lease or to Tenant. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or otherwise with respect to the Lease, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty. This Guaranty sets forth the entire agreement and understanding of Landlord and Guarantor, and Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations or liabilities of Guarantor under this Guaranty. The obligations of Guarantor under this Guaranty shall be continuing and irrevocable (a) during any period of time when the liability of Tenant under the Lease continues, and (b) until all of the Guaranteed Obligations have been fully discharged by payment, performance or compliance. If at any time all or any part of any payment received by Landlord from Tenant or Guarantor or any other person under or with respect to the Lease or this Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or are set aside or otherwise are required to be repaid to Tenant, its estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of Tenant or any other party (an "Invalidated Payment"), then Guarantor's obligations under the Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. This Guaranty shall not be affected or limited in any manner by whether Tenant may be liable, with respect to the Guaranteed Obligations individually, jointly with other primarily, or secondarily.

3.          No Impairment of Guaranteed Obligations. Guarantor further agrees that Guarantor's liability for the Guaranteed Obligations shall in no way be released, discharged, impaired or affected or subject to any counterclaim, setoff or deduction by (a) any waiver, consent, extension, indulgence, compromise, release, departure from or other action or inaction of Landlord under or in respect of the Lease or this Guaranty, or any obligation or liability of Tenant, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to the Lease or this Guaranty, (b) any change in the time, manner or place of payment or performance of the Guaranteed Obligations, (c) the acceptance by Landlord of any additional security or any increase, substitution or change therein, (d) the release by Landlord of any security or any withdrawal thereof or decrease therein, (e) any assignment of the Lease or any subletting of all or any portion of the Leased Premises (with or without Landlord's consent), (f) any holdover by Tenant beyond the term of the Lease (g) any termination of the Lease, (h) any release or discharge of Tenant in any bankruptcy, receivership or other similar proceedings, (i) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy or of any remedy for the enforcement of Tenant's liability under the Lease resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, or the rejection or disaffirmance of the Lease in any such proceedings, (j) any merger, consolidation, reorganization or similar transaction involving Tenant, even if Tenant ceases to exist as a result of such transaction, (k) the change in the corporate relationship between Tenant and Guarantor or any termination of such relationship, (l) any change in the direct or indirect ownership of all or any part of the shares in Tenant, or (m) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which might otherwise limit recourse against Guarantor. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease, and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such agreement or agreements as Landlord and Tenant may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Landlord's rights hereunder or Guarantor's obligations hereunder, unless otherwise agreed in writing thereunder or under the Lease.

4.           Remedies.

a)        If Tenant defaults with respect to the Guaranteed Obligations, and if Guarantor does not fulfill Tenant's obligations immediately upon its receipt of written notice of such default from Landlord, Landlord may at its election proceed immediately against Guarantor, Tenant, or any combination of Tenant, Guarantor, and/or any other guarantor. It is not necessary for Landlord, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against Tenant or other liable for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. Guarantor hereby waives any right to require Landlord to join Tenant in any action brought hereunder or to commence any action against or obtain any judgment against Tenant or to pursue any other remedy or enforce any other right. If any portion of the Guaranteed Obligations terminates and Landlord continues to have any rights that it may enforce against Tenant under the Lease after such termination, then Landlord may at its election enforce such rights against Guarantor. Unless and until all Guaranteed Obligations have been fully satisfied, Guarantor shall not be released from its obligations under this Guaranty irrespective of: (i) the exercise (or failure to exercise) by Landlord of any of Landlord's rights or remedies (including, without limitation, compromise or adjustment of the Guaranteed Obligations or any part thereof); or (ii) any release by Landlord in favor of Tenant regarding the fulfillment by Tenant of any obligation under the Lease.

b)        Notwithstanding anything in the foregoing to the contrary, Guarantor hereby covenants and agrees to and with Landlord that Guarantor may be joined in any action by or against Tenant in connection with the Lease. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

5.           Waivers. With the exception of the defense of prior payment, performance or compliance by Tenant or Guarantor of or with the Guaranteed Obligations which Guarantor is called upon to pay or perform, or the defense that Landlord's claim against Guarantor is barred by the applicable statute of limitations, Guarantor hereby waives and releases all defenses of the law of guaranty or suretyship to the extent permitted by law.

6.           Rights Cumulative. All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and in addition to all rights, powers and remedies given to Landlord by law.

7.           Representations and Warranties. Guarantor hereby represents and warrants that (a) Guarantor has goods and net worth that are sufficient to enable Guarantor to promptly perform all of the Guaranteed Obligations as and when they are due; (b) Landlord has made no representation to Guarantor as to the creditworthiness or financial condition of Tenant; (c) Guarantor has full power to execute, deliver and carry out the terms and provisions of this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty; (d) Guarantor's execution and delivery of, and the performance of its obligations under, this Guaranty does not conflict with or violate any of Guarantor's organizational documents, or any contract, agreement or decree which Guarantor is a party to or which is binding on Guarantor; (e) the individual executing this Guaranty on behalf of Guarantor has the authority to bind Guarantor to the terms and conditions of this Guaranty; (f) Guarantor has been represented by counsel of its choice in connection with this Guaranty; (g) this Guaranty when executed and delivered shall constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms; and (h) there is no action, suit, or proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor before or by any governmental authority which questions the validity or enforceability of, or Guarantor's ability to perform under, this Guaranty.

8.           Subordination. In the event of Tenant's insolvency or the disposition of the assets of Tenant, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Tenant applicable to the payment of all claims of Landlord and/or Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Any indebtedness of Tenant now or hereafter held by Guarantor, whether as original creditor or assignee or by way of subrogation, restitution, reimbursement, indemnification or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations. So long as an uncured event of default exists under the Lease, (a) at Landlord's written request, Guarantor shall cause Tenant to pay to Landlord all or any part of any funds invested in or loaned to Tenant by Guarantor which Guarantor is entitled to withdraw or collect and (b) any such indebtedness or other amount collected or received by Guarantor shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations. Subject to the foregoing, Guarantor shall be entitled to receive from Landlord any amounts that are, from time to time, due to Guarantor in the ordinary course of business. Until all of Tenant's obligations under the Lease are fully performed, Guarantor shall have no right of subrogation against Tenant by reason of any payments, acts or performance by Guarantor under this Guaranty.

9.          Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Arizona, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY.

10.         Attorneys' Fees. In the event any litigation or other proceeding ("Proceeding") is initiated by any party against any other party to enforce this Guaranty, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual reasonable attorneys' fees relating to or arising out of such Proceeding.

11.         Modification. This Guaranty may be modified only by a contract in writing executed by Guarantor and Landlord.

12.         Invalidity. If any provision of the Guaranty shall be invalid or unenforceable, the remainder of this Guaranty shall not be affected by such invalidity or unenforceability. In the event, and to the extent, that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a co-tenant therein with joint and several liability.

13.         Successors and Assigns. Unless otherwise agreed in writing or under the Lease, this Guaranty shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Guaranty.

14.         Notices. Any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in subsections (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor or Landlord at the address set forth above in the introductory paragraph of this Guaranty. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

15.         Waiver. Any waiver of a breach or default under this Guaranty must be in a writing that is duly executed by Landlord and shall not be a waiver of any other default concerning the same or any other provision of this Guaranty. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

16.         Withholding. Unless otherwise agreed in the Lease, any and all payments by Guarantor to Landlord under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, "Taxes"). If Guarantor shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Guaranty to Landlord: (a) the sum payable shall be increased as necessary so that after making all required deductions, the Landlord receives an amount equal to the sum it would have received had no such deductions been made; (b) Guarantor shall make such deductions; and (c) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws.

17.          Financial Condition of Tenant. Landlord shall have no obligation to disclose or discuss with Guarantor Landlord's assessment of the financial condition of Tenant. Guarantor has adequate means to obtain information from Tenant on a continuing basis concerning the financial condition of Tenant and its ability to perform its Guaranteed Obligations, and Guarantor assumes responsibility for being and keeping informed of Tenant's financial condition and of all circumstances bearing upon the risk of Tenant's failure to perform the Guaranteed Obligations.

18.         Bankruptcy. So long as the Guaranteed Obligations remain outstanding, Guarantor shall not, without Landlord's prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Tenant. Guarantor's obligations hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any bankruptcy or similar proceeding (voluntary or involuntary) involving Tenant or by any defense that Tenant may have by reason of an order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

19.         Conveyance or Transfer. Without Landlord's written consent, Guarantor shall not convey, sell, lease or transfer any of its properties or assets to any person or entity to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor's ability to fulfill any of the Guaranteed Obligations.

20.         [NOTE: ONLY WHERE GUARANTOR IS NOT A DIRECT OR INDIRECT PARENT OF TENANT: [Limitation on Obligations Guaranteed.

(a)          Notwithstanding any other provision hereof, the right of recovery against Guarantor under Section 2 shall not exceed $1.00 less than the lowest amount that would render Guarantor's obligations under Section 2 void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of Guarantor hereunder. To effectuate the foregoing, the Guaranteed Obligations in respect of the guarantee set forth in Section 2 at any time shall be limited to the maximum amount as would result in the Guaranteed Obligations with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 and its related contribution rights, but before taking into account any liabilities under any other guarantee by Guarantor. For purposes of the foregoing, all guarantees of Guarantor other than the guarantee under Section 2 will be deemed to be enforceable and payable after the guaranty under Section 2. To the fullest extent permitted by applicable law, this Section shall be for the benefit solely of creditors and representatives of creditors of Guarantor and not for the benefit of Guarantor or the holders of any equity interest in Guarantor.

(b)          Guarantor agrees that obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Guarantor under Section 2 without impairing the guarantee contained in Section 2 or affecting Landlord's rights and remedies hereunder.]]

21.         Financials. To induce Landlord to enter into the Lease, Guarantor shall provide to Landlord all information as required to be provided by Tenant and/or Guarantor pursuant to Section 35.1 of the Lease, subject to all conditions set forth in that Section.

22.         Joint and Several Liability. Guarantor's liability under this Guaranty shall be joint and several with any and all other Guarantors in accordance with the terms and conditions of the Lease.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

GUARANTOR

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT E

WORK LETTER

This Work Letter (this "Work Letter") is made and entered into as of the [____] day of [_______], 2017, by and between IIP-[______] LLC, a Delaware limited liability company ("Landlord"), and Green Thumb Management, LLC, an Arizona limited liability company ("Tenant"), and is attached to and made a part of that certain Lease dated as of [_______], 2017 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Lease"), by and between Landlord and Tenant for the Premises located at 5900 West Greenhouse Drive, Willcox, Arizona. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.           General Requirements.

1.1.         Authorized Representatives.

(a)          Landlord designates, as Landlord's authorized representative ("Landlord's Authorized Representative"), (i) [_______] as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord's Authorized Representative. Landlord may change either Landlord's Authorized Representative upon one (1) business day's prior written notice to Tenant.

(b)          Tenant designates [_______] ("Tenant's Authorized Representative") as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant's Authorized Representative. Tenant may change Tenant's Authorized Representative upon one (1) business day's prior written notice to Landlord.

1.2.         Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the "Schedule"). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.         Tenant's Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2.           Tenant Improvements. All Tenant Improvements shall be performed by Tenant's contractor, at Tenant's sole cost and expense (subject to Landlord's obligations with respect to any portion of the TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or "like new;" the Tenant Improvements shall be performed in a first-class, workmanlike manner. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

2.1.          Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the "Draft Schematic Plans"). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord's objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord's approval of or objection to revised Draft Schematic Plans and Tenant's correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the "Approved Schematic Plans."

2.2.          Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications ("Construction Plans") are completed, Tenant shall deliver the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders approved (to the extent required) by Landlord, are referred to herein as the "Approved Plans."

2.3.          Changes to the Tenant Improvements. Any material changes to the Approved Plans (each, a "Change") requested by Tenant shall be subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. Any such Change request shall detail the nature and extent of any requested Changes, including any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. In the event that Landlord fails to respond to any such Change request within five (5) business days of receipt, such Change shall be deemed approved.

3.           Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant's insurance carriers, the requirements of Landlord's insurance carriers (to the extent Landlord provides its insurance carriers' requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect's certificate of completion and the general contractor's and each subcontractor's and material supplier's final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant's architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete "as built" drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building "as built" plans for work performed by their architect and engineers in relation to the Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant's commissioning agent shall perform and incorporate into a revised report) and (z) such other "close out" materials as Landlord reasonably requests, such as copies of manufacturers' warranties, operation and maintenance manuals and the like.

4.           Insurance.

4.1.          Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called "broad form extended coverage endorsement" upon all Tenant Improvements and the general contractor's and any subcontractors' machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor's and any subcontractors' machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2.          Workers' Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers' compensation insurance as required by Applicable Laws.

5.           Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant's contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant's contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant's contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord's gross negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.           TI Allowance.

6.1.          Application of TI Allowance. Subject to the provisions of Section 5 of the Lease, Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 5 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2.          Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the "Approved Budget"). Prior to Landlord's approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3.          Fund Requests. Subject to Section 5 of the Lease, Upon submission by Tenant to Landlord of (a) a statement (a "Fund Request") setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties in the amount of the TI Allowance requested by Tenant for reimbursement, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to all payments made by Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws; and (e) the items required to be delivered by Tenant pursuant to Section 5 of the Lease, then Landlord shall, within fifteen (15) days following receipt by Landlord of the Fund Request and all accompanying materials required by this Section, pay to Tenant the amount of the TI Allowance requested.

7.           Miscellaneous.

7.1.          Incorporation of Lease Provisions. Sections 35.2 through 35.18 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

IIP-[___] LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

Green Thumb Management, LLC,
an Arizona limited liability company

By:
Name:
Title:

EXHIBIT E-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1.	Claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2.	Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer's liability law.

3.	Claims for damages because of bodily injury, or death of any person other than Tenant's or any Tenant contractors' employees.

4.	Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5.	Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6.	Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors' Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors' Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c. Employer's Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000
d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $3,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best's rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors' Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor's work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.